Exhibit 10.1

IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS HOUSTON DIVISION	United States Bankruptcy Court Southern District of Texas ENTERED November 29, 2023 Nathan Ochsner, Clerk

In re: AKUMIN INC., et al.,[1] Debtors.	Chapter 11 Case No. 23-90827 (CML) (Jointly Administered)

FINAL ORDER (A) AUTHORIZING THE DEBTORS TO

OBTAIN POSTPETITION FINANCING, (B) AUTHORIZING

THE DEBTORS TO USE CASH COLLATERAL, (C) GRANTING

ADEQUATE PROTECTION TO THE PREPETITION SECURED PARTIES,

(D) MODIFYING THE AUTOMATIC STAY, AND (E) GRANTING RELATED RELIEF

(Related to Docket Nos. 29, 52)

Upon the motion at Docket No. 29 (“DIP Motion”) and the Supplemental DIP Motion2 (together with the DIP Motion, the “DIP Motions”) of Akumin Inc. (“Akumin”), and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), pursuant to sections 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), 364(e), 503, and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), Rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), and rule 4002-1 of the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Local Bankruptcy Rules”) and the Procedures for Complex Chapter 11 Bankruptcy Cases (the “Complex Case Procedures”) promulgated by the United

[1]

A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Akumin. The Debtors’ service address is 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

[2]

The “Supplemental DIP Motion” means the Debtors’ Emergency Motion for Entry of an Order (A) Approving the Amendment to the DIP Facility and (B) Granting Related Relief [Docket No. __]. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the DIP Motion, the Supplemental DIP Motion, and/or the DIP Documents, as appropriate.

States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”), seeking entry of a final order (this “Final Order”), among other things:

a.

authorizing Akumin Inc. (the “DIP Borrower”) to obtain a junior secured postpetition financing on terms and conditions consistent with the terms and conditions set forth in the Summary of Proposed Terms and Conditions for DIP Financing and use of Cash Collateral, as amended (the “DIP Term Sheet”), attached to this Final Order at Exhibit A, and for certain subsidiaries of the DIP Borrower, including each of the Debtors other than the DIP Borrower, (collectively, the “DIP Guarantors” and together with DIP Borrower, the “DIP Loan Parties”) to unconditionally guaranty, on a joint and several basis, the DIP Borrower’s obligations in connection with such postpetition financing, consisting of a delayed draw term loan facility (the “DIP Facility”) in an aggregate principal amount not to exceed $130 million (the “DIP Facility Commitment,” and the loans made under the DIP Facility (including through the payment of in-kind interest), the “DIP Facility Loans”), subject to the terms and conditions set forth in the DIP Term Sheet, the DIP Documents (as defined below) and this Final Order, pursuant to which the DIP Borrower is authorized, on an final basis, to borrow from Stonepeak Magnet Holdings LP or one or more of its affiliates (the “DIP Lender”) the balance of the DIP Facility Commitment upon entry of this Final Order and satisfaction of the conditions precedent to such draw under the DIP Documents (and in accordance with the Approved Budget);

b.

authorization for the DIP Loan Parties to, upon the request of the DIP Lender, execute and enter into any DIP Documents, including a Debtor-in-Possession Credit Agreement, if any among the DIP Loan Parties and the DIP Lender (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “DIP Credit Agreement” and, together with this Final Order, the DIP Term Sheet, all notices, guarantees, security agreements, ancillary documents and agreements, the “DIP Documents”) on terms and conditions consistent with the DIP Term Sheet and this Final Order, and to perform all such other and further acts as may be required in connection with the DIP Documents;

c.	authorizing the DIP Borrower to incur, and the DIP Guarantors to jointly and severally guarantee, all DIP Obligations, in accordance with this Final Order and the DIP Documents;

d.

granting to the DIP Lender, to secure the DIP Obligations, automatically perfected security interests in and liens on all of the DIP Collateral (as defined below), with the priorities set forth herein;

e.

authorizing the Debtors to grant adequate protection to the Prepetition Secured Parties (as defined below) on the terms set forth in the DIP Term Sheet and this Final Order on account of (i) any Diminution in Value (as defined below) of Prepetition Secured Parties’ interests in the Prepetition Collateral, including Cash

Collateral, as a consequence of the Debtors’ use, sale, or lease of the Prepetition Collateral, including any Cash Collateral, (ii) the Prepetition Secured Parties’ agreement to the Carve Out, (iii) the imposition of the automatic stay, (iv) the Debtors’ incurrence of debt under the DIP Documents and (v) any other basis consistent with section 361 of the Bankruptcy Code to the Prepetition Secured Parties;

f.

authorizing the Debtors, subject to and pursuant to the terms and conditions of this Final Order and the DIP Documents, to continue to use Cash Collateral and all Prepetition Collateral (as defined below);

g.	authorizing the Debtors to grant security interests, liens, and superpriority administrative expense claims as provided in the Final Order, the DIP Term Sheet, and the DIP Documents;

h.	authorizing and directing the Debtors to pay the principal, interest, expenses, and other amounts payable under the DIP Documents as such become due and payable;

i.

subject to certain challenge rights of certain parties in interest (subject to the limitations specified herein), approving certain Stipulations (as defined below) by the Debtors with respect to (a) the Prepetition Loan Documents (as defined below), and (b) the claims, liens and security interests arising thereunder and therefrom;

j.

waiving the Debtors’ right to assert with respect to the DIP Collateral, the Prepetition Collateral, the Cash Collateral or Adequate Protection Collateral (as defined below) (i) any “equities of the case” exception pursuant to section 552(b) of the Bankruptcy Code, (ii) the Debtors’ and their estates’ right to surcharge pursuant to section 506(c) of the Bankruptcy Code, and (iii) the equitable doctrine of “marshaling” or any similar doctrine;

k.

vacating and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Documents and this Final Order;

l.	waiving any applicable stay (including under Bankruptcy Rule 6004) and providing for immediate effectiveness of this Final Order; and

m.	granting related relief.

The Court, having considered the DIP Motions, the DIP Documents, the exhibits attached thereto, the Declaration of Riadh Zine in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings (the “First Day Declaration”), the Declaration of Ronald J. Bienias in Support of the Debtors’ Emergency Motion for Entry of an Order (A) Approving the Amendment to the DIP

Facility and (B) Granting Related Relief (the “Supplemental DIP Declaration”), the Declaration of Ronald J. Bienias in Support of the Debtors’ Motion for Entry of an Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Adequate Protection to the Prepetition Secured Parties, (D) Modifying the Automatic Stay, (E) Scheduling a Final Hearing, and (F) Granting Related Relief (the “Bienias DIP Declaration”), the Declaration of Thad Davis in Support of the Debtors’ Motion for Entry of an Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Adequate Protection to the Prepetition Secured Parties, (D) Modifying the Automatic Stay, (E) Scheduling a Final Hearing, and (F) Granting Related Relief (the “Davis DIP Declaration”, together with the Bienias DIP Declaration and the Supplemental DIP Declaration, the “DIP Declarations”), the evidence submitted and arguments proffered or adduced at the interim hearing held before this Court on October 23, 2023 (the “Interim Hearing”), the hearing held before this Court on November [29], 2023 (the “Final Hearing”, and together with the Interim Hearing, the “DIP Hearings”) and upon the record of the Chapter 11 Cases; and due and proper notice of the DIP Hearings having been given in accordance with Bankruptcy Rules 4001 and 9014 and all applicable Local Bankruptcy Rules; and it appearing that no other or further notice need be provided; and all objections, if any, to the relief requested in the DIP Motions having been withdrawn, resolved, or overruled by the Court; the Court having determined that the legal and factual bases set forth in the DIP Motions and at the DIP Hearings established just cause for the relief granted herein; and the Court having entered the Interim Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Adequate Protection to the Prepetition Secured Parties, (D) Modifying the Automatic Stay, (E) Scheduling a Final Hearing, and (F) Granting Related Relief [Docket No. 52] (the “Interim Order”, and together with this Final Order, the “DIP Orders”) and it appearing to the Court that granting the relief requested in the DIP Motions is necessary to avoid immediate and irreparable harm to the Debtors and their estates, and the relief requested in the DIP Motions otherwise is fair and reasonable and in the best interests of the Debtors, their estates, their creditors, and all other parties in interest, represents a sound exercise of the Debtors’ business judgment, is necessary for the continued operation of the Debtors’ businesses and is necessary to preserve and maximize the value of the Debtors and their estates; and the Debtors having provided notice of the DIP Motions; and after due deliberation and consideration, and for good and sufficient cause appearing therefor:

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Disposition. The relief requested in the DIP Motions is granted on an final basis in accordance with the terms of this Final Order. Any objections to the DIP Motions with respect to the entry of this Final Order that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled on the merits. This Final Order shall become effective immediately upon its entry.

B. Jurisdiction and Venue. This Court has jurisdiction over these Chapter 11 Cases, the DIP Motions, and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. This Court’s consideration of the DIP Motions constitutes a core proceeding pursuant to 28 U.S.C. § 157(b). Venue for these Chapter 11 Cases and the proceedings on the DIP Motions is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

C. Notice. Proper, timely, adequate and sufficient notice of the DIP Motions has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Complex Case Procedures and the Bankruptcy Local Rules, and no other or further notice of the DIP Motions or the entry of this Final Order shall be required.

D. Emergency Relief. The relief granted herein is necessary to avoid immediate and irreparable harm to the Debtors and their estates.

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The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.

E. Corporate Authority. Each of the DIP Loan Parties has all requisite power and authority to execute and deliver the DIP Documents to which it is a party and to perform its obligations thereunder.

F. Debtors’ Stipulations. Without prejudice to the rights of any other parties in interest, and subject to the limitations thereon contained in paragraph 20 of this Final Order, the Debtors, on their own behalf and on behalf of their estates, represent, admit, stipulate and agree as follows (collectively, the admissions, stipulations, and acknowledgments and agreements set forth in this paragraph E, the “Stipulations”):

1. Prepetition 2025 Notes Documents. Pursuant to that certain Indenture, dated as of November 2, 2020, as supplemented by that certain First Supplemental Indenture, dated as of February 11, 2021, that certain Second Supplemental Indenture, dated as of July 30, 2021, and that certain Third Supplemental Indenture, dated as of September 1, 2021 (as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition 2025 Indenture”), by and among Akumin Inc., as issuer (the “Prepetition 2025 Notes Issuer”), certain of the Debtors, as guarantors (together with the Prepetition 2025 Notes Issuer, the “Prepetition 2025 Notes Obligors”), the holders party thereto (the “Prepetition 2025 Noteholders”), and UMB Bank, National Association, in its capacity as trustee and collateral agent (in such capacity, the “Prepetition 2025 Notes Trustee” and together with the Prepetition 2025 Noteholders, the “Prepetition 2025 Notes Secured Parties”) and the related prepetition security agreements, collateral agreements, pledge agreements, and guarantees (collectively, with the Prepetition 2025 Indenture and Prepetition 2025 Notes (as defined below), the “Prepetition 2025 Notes Documents,”), the Prepetition 2025 Notes Issuer issued those certain 7.00% senior secured notes due 2025 (the “Prepetition 2025 Notes”) in the initial aggregate principal amount of $400 million, with an additional aggregate principal amount of $75 million issued through a private offering on February 11, 2021. The Prepetition 2025 Notes Documents are valid, binding and enforceable by the Prepetition 2025 Notes Secured Parties against each of the relevant Debtors.

2. Prepetition 2025 Notes Obligations. As of the date of these Chapter 11 Cases were filed (the “Petition Date”), each of the Prepetition 2025 Notes Obligors was unconditionally indebted and liable, on a joint and several basis and without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to the Prepetition 2025 Notes Secured Parties pursuant to the Prepetition 2025 Notes Documents, in the aggregate principal amount of $475 million plus, in each case, all accrued or thereafter accruing and unpaid interest thereon and any additional amounts, charges, fees, premiums and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the Prepetition 2025 Notes Documents), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition 2025 Indenture (collectively, the “Prepetition 2025 Notes Obligations”), which Prepetition 2025 Notes Obligations are legal, valid, and binding obligations of each Prepetition 2025 Notes Obligor and no portion of which is subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No payments or transfer made to or for the benefit of the Prepetition 2025 Notes Secured Parties by or on behalf of any of the Debtors prior to the Petition Date under or in connection with the Prepetition 2025 Notes Documents are subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

3. Prepetition 2025 Notes First Priority Liens. Pursuant to the Prepetition 2025 Notes Documents, the Prepetition 2025 Notes Obligations are secured by a valid, binding, perfected and enforceable first priority lien and security interest in (the “Prepetition 2025 Notes First Priority Liens”) all of the collateral identified in the Prepetition 2025 Notes Documents (which includes substantially all of the assets of the Debtors), in all cases whether then owned or existing or thereafter acquired (collectively, the “Prepetition 2025 Notes Collateral”), which liens rank pari passu with the Prepetition 2028 Notes First Priority Liens and Prepetition RCF First

Priority Liens (each as defined below) and are subject only to certain liens senior to the Prepetition Secured Liens (as defined below) by operation of law or as permitted by the Prepetition 2025 Notes Documents (solely to the extent any such permitted liens were valid, properly perfected, non-avoidable, and senior in priority to the Prepetition 2025 Notes, the Prepetition 2028 Notes and the Prepetition RCF as of the Petition Date or were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) (such liens, “Permitted Prior Liens”). The Prepetition 2025 Notes First Priority Liens are (i) valid, binding, perfected and enforceable first priority liens and security interests in the Prepetition 2025 Notes Collateral, (ii) are not subject, pursuant the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as defined in the Bankruptcy Code of any kind, (iii) as of the Petition Date are subject and/or subordinated only to certain Permitted Prior Liens and (iv) constitute the legal, valid and binding obligation of the Prepetition 2025 Notes Obligors, enforceable in accordance with the terms of the application Prepetition 2025 Notes Documents.

4. Prepetition 2028 Notes Documents. Pursuant to that certain Indenture, dated as of August 9, 2021, as supplemented by that certain First Supplemental Indenture, dated as of September 1, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Prepetition 2028 Indenture”), by and among Akumin Escrow, Inc., as issuer (the “Prepetition 2028 Notes Issuer”) (whose obligations were assumed by Akumin, Inc. on closing of the acquisition of Alliance Healthcare Service on September 1, 2021), certain of the Debtors, as guarantors (together with the Prepetition 2028 Notes Issuer, the “Prepetition 2028 Notes Obligors”), the holders party thereto (the “Prepetition 2028 Noteholders”), and UMB Bank, National Association, in its capacity as trustee and collateral agent (in such capacity, the “Prepetition 2028 Notes Trustee” and together with the Prepetition 2028 Noteholders, the “Prepetition 2028 Notes Secured Parties”) and the related prepetition security agreements, collateral agreements, pledge agreements, and guarantees (collectively, with the Prepetition 2028 Indenture and Prepetition 2028 Notes, the “Prepetition 2028 Note Documents”), the Prepetition 2028 Notes Issuer issued those certain 7.50% senior secured notes due 2028 in the initial aggregate principal amount of $375 million (the “Prepetition 2028 Notes”). The Prepetition 2028 Notes Documents are valid, binding and enforceable by the Prepetition 2028 Notes Secured Parties against each of the relevant Debtors.

5. Prepetition 2028 Notes Obligations. As of the Petition Date, each of the Prepetition 2028 Notes Obligors was unconditionally indebted and liable, on a joint and several basis and without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to the Prepetition 2028 Notes Secured Parties pursuant to the Prepetition 2028 Note Documents, in the aggregate principal amount of $375 million plus, in each case, all accrued or thereafter accruing and unpaid interest thereon and any additional amounts, charges, fees, premiums and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the Prepetition 2028 Note Documents), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition 2028 Indenture (collectively, the “Prepetition 2028 Notes Obligations”), which Prepetition 2028 Notes Obligations are legal, valid, and binding obligations of each Prepetition 2028 Notes Obligor and no portion of which is subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No payments or transfer made to or for the benefit of the Prepetition 2028 Notes Secured Parties by or on behalf of any of the Debtors prior to the Petition Date under or in connection with the Prepetition 2028 Notes Documents are subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

6. Prepetition 2028 Notes First Priority Liens. Pursuant to the Prepetition 2028 Notes Documents, the Prepetition 2028 Notes Obligations are secured by a valid, binding, perfected and enforceable first priority lien and security interest in (the “Prepetition 2028 Notes

First Priority Liens”) all of the collateral identified in the Prepetition 2028 Note Documents (including substantially all of the assets of the Debtors), in all cases whether then owned or existing or thereafter acquired (collectively, the “Prepetition 2028 Notes Collateral”), which liens rank pari passu with the liens and security interests granted in connection with the Prepetition 2025 Notes First Priority Liens and the Prepetition RCF First Priority Liens, and are subject only to the Permitted Prior Liens (if any). The Prepetition 2028 Notes First Priority Liens are (i) valid, binding, perfected and enforceable first priority liens and security interests in the Prepetition 2028 Notes Collateral, (ii) are not subject, pursuant the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as defined in the Bankruptcy Code of any kind, (iii) as of the Petition Date are subject and/or subordinated only to certain Permitted Prior Liens and (iv) constitute the legal, valid and binding obligation of the Prepetition 2028 Notes Obligors, enforceable in accordance with the terms of the application Prepetition 2028 Notes Documents.

7. Prepetition RCF Documents. Pursuant to that certain Revolving Credit Agreement, dated as of November 2, 2020 (as may be amended, supplemented, or otherwise modified from time to time) (the “Revolving Credit Agreement”) by and among Akumin Inc., as borrower (the “Prepetition RCF Borrower”), the guarantors party thereto (together with the Prepetition RCF Borrower, the “Prepetition RCF Obligors”), the lenders party thereto from time to time (the “Prepetition RCF Lenders”), and PNC Bank, National Association, as successor to BBVA USA, in its capacity as Administrative Agent and Collateral Agent (the “Prepetition RCF Agent” and collectively with the Prepetition 2025 Notes Trustee and Prepetition 2028 Notes Trustee, the “Prepetition Agents”)4 and the related prepetition collateral and loan documents related thereto (the “Prepetition RCF Documents” and, together with the Prepetition 2025 Notes Documents and the Prepetition 2028 Note Documents, the “Prepetition Debt Documents”), the

[4]

The Prepetition Agents, together with the Prepetition RCF Lenders, the Prepetition 2025 Noteholders and the Prepetition 2028 Noteholders, the “Prepetition Secured Parties.” All claims of the Prepetition Secured Parties under the Prepetition Debt Documents on account of the Prepetition Secured Obligations are referred to as the “Prepetition Secured Claims.”

Prepetition RCF Lenders provided the Prepetition RCF Obligors with a $55 million revolving credit facility (the “Prepetition RCF”).

8. Prepetition RCF Obligations. As of the Petition Date, each of the Prepetition RCF Obligors was unconditionally indebted and liable, on a joint and several basis and without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to the Prepetition RCF Agent and the Prepetition RCF Lenders pursuant to the Prepetition RCF Documents, in the aggregate principal amount of approximately $55 million plus, in each case, all accrued or thereafter accruing and unpaid interest thereon and any additional amounts, charges, fees and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the Prepetition RCF Documents), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition RCF Documents (collectively, the “Prepetition RCF Obligations” and, together with the Prepetition 2025 Notes Obligations and the Prepetition 2028 Notes Obligations, the “Prepetition Secured Obligations”), which Prepetition RCF Obligations are legal, valid, and binding obligations of each relevant Debtor and no portion of which are subject to avoidance, disallowance, reduction, recharacterization, subordination, or other challenge pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No payments or transfer made to or for the benefit of the Prepetition RCF Agent and the Prepetition RCF Lenders by or on behalf of any of the Debtors prior to the Petition Date under or in connection with the Prepetition RCF Documents are subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

9. Prepetition RCF First Priority Liens. Pursuant to the Prepetition RCF Documents, each of the Prepetition RCF Obligors (other than the Prepetition RCF Borrower) unconditionally guaranteed, on a joint and several basis, the due and punctual payment of all the Prepetition RCF Obligations. Pursuant to the Prepetition RCF Documents, the Prepetition RCF Obligors granted to the Prepetition RCF Agent, for the benefit of itself and the Prepetition RCF

Lenders, a first priority security interest in and continuing lien on (the “Prepetition RCF First Priority Liens” and, together with the Prepetition 2025 Notes First Priority Liens and the Prepetition 2028 Notes First Priority Liens, the “Prepetition Secured Liens”) all of the collateral identified in the Prepetition RCF Documents (including substantially all of the assets of the Debtors), in all cases whether then owned or existing or thereafter acquired (collectively, the “Prepetition RCF Collateral” and, together with the Prepetition 2025 Notes Collateral and the Prepetition 2028 Notes Collateral, the “Prepetition Collateral”), which rank pari passu with the Prepetition 2025 Notes First Priority Liens and the Prepetition 2028 Notes First Priority Liens, and are subject only to the Permitted Prior Liens (if any). The Prepetition RCF First Priority Liens are (i) valid, binding, perfected and enforceable first priority liens and security interests in the Prepetition RCF Collateral, (ii) are not subject, pursuant the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as defined in the Bankruptcy Code) of any kind, (iii) as of the Petition Date are subject and/or subordinated only to certain Permitted Prior Liens and (iv) constitute the legal, valid and binding obligation of the Prepetition RCF Obligors, enforceable in accordance with the terms of the application Prepetition RCF Documents.

10. Prepetition Series A Note Documents. Akumin Operating Corp., a wholly owned subsidiary of Akumin, issued an unsecured payment-in-kind toggle series A note, dated September 1, 2021 (the “Prepetition Series A Note”, and together with the related prepetition guarantees and waivers, the “Prepetition Series A Note Documents”) to Stonepeak Magnet Holdings LP (“Stonepeak”) in an initial principal amount of $469,791,590.16. Until September 1, 2024, provided certain conditions are met, Akumin Operating Corp. will be permitted to draw up to an additional $335.57 million from Stonepeak. Akumin Operating Corp. had the right under the Prepetition Series A Note, and it elected, to pay interest in-kind until September 1, 2023 at a rate of 13% per annum, as opposed to cash interest at 11% per annum. Pursuant to agreement, dated October 16, 2023, between Akumin and Stonepeak, the payment of cash interest under the Prepetition Series A Note for the interest period ended September 29, 2023 was deferred.

11. Prepetition Series A Note Obligations. As of the Petition Date, each of the relevant Debtors was indebted and liable, without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to Stonepeak pursuant to the Prepetition Series A Note, in the aggregate principal amount of $469,791,590.16 plus, in each case, all accrued and unpaid interest thereon as of the Petition Date and any additional amounts, charges, fees and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the Prepetition Series A Note), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition Series A Note and payable pursuant to applicable law (collectively, the “Series A Note Obligations”), which Prepetition Series A Note Obligations are legal, valid, and binding unsecured obligations of each relevant Debtor and no portion of which is subject to avoidance, disallowance, reduction, recharacterization, subordination, or other challenge pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

12. No Control. By virtue of any of the actions taken with respect to, in connection with, related to or arising from the Prepetition Secured Obligations or this Final Order, none of the Prepetition Secured Parties or Stonepeak, in its capacity as lender under the Prepetition Series A Note, control the Debtors or their properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted or are control persons or insiders of the Debtors.

13. No Defenses. No offsets, recoupments, challenges, objections, defenses, claims or counterclaims of any kind or nature to any of the Prepetition Secured Obligations or Prepetition Secured Liens exist and no portion of the Prepetition Secured Liens or Prepetition Secured Obligations is subject to any challenge or defense, including avoidance, disallowance, disgorgement, recharacterization or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No claims, objections, challenges, causes of action, or choses in action, including claims and causes of action under sections 502(d), 544, 545, 547, 548, and 550 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code whether pursuant to federal law or applicable state law or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon or related to the Prepetition Debt Documents; and the Debtors waive, discharge, and release any right to challenge any of the Prepetition Secured Obligations or any of the Prepetition Secured Liens.

14. Cash Collateral. Any and all of the Debtors’ cash, including cash and other amounts on deposit or maintained in any account or accounts by the Debtors, and any amounts generated by the collection of accounts receivable or other disposition of the Prepetition Collateral existing as of the Petition Date or from time to time, and the proceeds of the foregoing, is the Prepetition Secured Parties’ cash collateral within the meaning of Bankruptcy Code section 363(a) (the “Cash Collateral”). For the avoidance of doubt, neither the DIP Facility Loans nor any cash funded on account of the DIP Facility Loans (the “DIP Loan Proceeds”) shall constitute Cash Collateral of the Prepetition Secured Lenders.

15. Entitlement to Adequate Protection. The Prepetition Secured Parties are entitled, pursuant to sections 361, 362(c)(2), 363(e), 364(c)(3) and 507 of the Bankruptcy Code, to adequate protection of their respective interests in the Prepetition Collateral, including Cash Collateral, to the extent of any diminution in value of their interest in such Prepetition Collateral occurring from and after the Petition Date, resulting from the sale, lease or use of such Prepetition Collateral, the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, the Carve Out, and any other reason for which adequate protection may be granted under the Bankruptcy Code (such diminution, a “Diminution in Value”).

G. Findings Regarding DIP Facility and Use of Cash Collateral.

1. Good Cause. Good and sufficient cause has been shown for the entry of this Final Order and for the Debtors to obtain postpetition financing pursuant to the terms hereof and the DIP Documents, to use the Cash Collateral and to authorize the provision of adequate protection for the Prepetition Secured Parties.

2. Need for Postpetition Financing and Use of Cash Collateral. As set forth in the DIP Declarations and the First Day Declaration, the Debtors have an immediate and critical need to enter into the DIP Facility and use Cash Collateral in order to, among other things, (i) permit the orderly continuation and operation of their businesses, (ii) maintain business relationships with customers, vendors and suppliers, (iii) make payroll, (iv) make capital expenditures, (v) pay the expenses of the Chapter 11 Cases, (vi) satisfy working capital and operational needs of the Debtors, (v) repay, in full, the Prepetition RCF Obligations using the DIP Loan Proceeds, (vi) pay the Adequate Protection Fees and Expenses and the Adequate Protection Payments and (vii) for general corporate purposes, in each case, in accordance with and subject to the terms and conditions of this Final Order and the DIP Documents, including the Approved Budget (subject to Permitted Variances, as defined in the DIP Term Sheet). The Debtors require immediate access to sufficient working capital and liquidity through the incurrence of loans and other financial accommodations under the DIP Facility and the use of the Prepetition Secured Parties’ Cash Collateral in order to preserve, maintain and maximize the going concern value of the Debtors and to facilitate an orderly and successful reorganization of the Debtors. Without access to the DIP Facility and the authorized use of Cash Collateral upon the terms set forth herein, the Debtors and their estates will be immediately and irreparably harmed.

3. No Credit Available on More Favorable Terms. As set forth in the DIP Declarations and the First Day Declaration, the Debtors, based on current circumstances, are unable to obtain financing or other financial accommodations on more favorable terms from sources other than the DIP Lender. The Debtors are unable to obtain adequate unsecured credit allowable as an administrative expense under section 503(b)(1) of the Bankruptcy Code. The Debtors are also unable to obtain adequate secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without (a) granting to the DIP Lender the rights, benefits, remedies and protections set forth herein and in the DIP Documents, including the DIP Liens in all DIP Collateral and the DIP Superpriority Claims, and (b) granting to the Prepetition Secured Parties the rights, benefits remedies and protections set forth herein and in the DIP Documents, upon the terms set forth herein and therein.

4. Use of Proceeds of DIP Facility and Cash Collateral. As a condition to the DIP Lender providing the DIP Facility and the Prepetition Secured Parties consenting to the use of Prepetition Collateral (including Cash Collateral), each of the DIP Lender and the Prepetition Secured Parties as applicable require, and the Debtors have agreed, that all DIP Loan Proceeds and/or Cash Collateral shall be used and/or applied solely for the purposes expressly permitted in, and in a manner consistent with, the Approved Budget (as defined herein), (subject to Permitted Variances) including (i) post-petition general corporate and working capital purposes of the Debtors; (ii) the DIP Professional Fees and Expenses (as defined below); (iii) the allowed administrative costs and expenses of the Chapter 11 Cases, including professional fees and expenses; (iv) payment of prepetition claims authorized by the Court and expressly contemplated by the Restructuring Support Agreement or consented to by the DIP Lender; (v) payment of the Prepetition RCF Obligations, in full, pursuant to the Restructuring Support Agreement; (vi) payment of the Adequate Protection Fees and Expenses and the Adequate Protection Payments; (vii) Adequate Protection Claims (as defined below); and (viii) any forecasted cash outlays included in any Approved Budget, in each case, subject to the terms and conditions of this Final Order and the DIP Documents.

5. Approved Budget. The Debtors have prepared and delivered to the DIP Lender, the Ad Hoc Group (as defined below), and the Consenting RCF Lenders (as defined in the Restructuring Support Agreement) the itemized cash flow forecast reflecting, on a line item, cumulative and aggregate basis, a thirteen-week (13-week) detailed rolling cash projection, which has been approved by the DIP Lender (the “Approved Budget”) and is attached hereto as Schedule 1. The Approved Budget is an integral part of this Final Order, and the DIP Lender and the Prepetition Secured Parties are relying, in part, upon the Debtors’ agreement to comply with the Approved Budget (subject to Permitted Variances) in determining to consent to the use of Cash Collateral, enter into the DIP Facility, and to allow the Debtors’ use of proceeds of the DIP Facility in accordance with the terms of this Final Order and the DIP Documents.

6. Consent by the Prepetition Secured Parties. The Prepetition Secured Parties have consented (or are deemed to have consented) to the Debtors’ use of Prepetition Collateral (including Cash Collateral) and to the Debtors’ entry into the DIP Facility, with the consent of the Prepetition RCF Agent and the Prepetition RCF Lenders expressly conditioned on repayment in full of the Prepetition RCF Obligations, which occurred following entry of the Interim Order, as set forth in the Restructuring Support Agreement. The Prepetition Secured Parties shall have no liability for consenting to (or not opposing) the Debtors’ entry into the DIP Facility and the use of Prepetition Collateral, including Cash Collateral, pursuant to the DIP Orders.

7. Good Faith. The terms of the DIP Facility and the DIP Documents, the terms of adequate protection granted to the Prepetition Secured Parties hereunder, and the terms upon which the Debtors may continue to use Prepetition Collateral, including Cash Collateral, pursuant to the terms of the DIP Orders and the DIP Documents, were negotiated in good faith and at arm’s length among the DIP Loan Parties, the DIP Lender, the Prepetition Secured Parties and/or their respective representatives, and all of the DIP Loan Parties’ obligations and indebtedness arising under, in respect of, or in connection with, the DIP Facility, the DIP Documents and the DIP Orders, including, without limitation, all loans, advances, extensions of credit and other financial accommodations made to and guarantees issued by the DIP Loan Parties pursuant to the DIP Documents, shall each be deemed to have been extended by the DIP Lender and each of their respective affiliates, in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections offered by sections 364(e) of the Bankruptcy Code, and each of the claims, liens and security interests, rights, remedies, benefits and protections granted to the DIP Lender and the Prepetition Secured Parties (and their successors and assigns) pursuant to the DIP Orders and the DIP Documents (including, without limitation, the DIP Liens, the DIP Superpriority Claims, the DIP Obligations, the Adequate Protection Liens, the Adequate Protection Claims, and the other Adequate Protection Obligations) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Final Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise. The Prepetition Secured Parties have acted in good faith, and each of the claims, liens and security interests, rights, remedies, benefits and protections granted to the Prepetition Secured Parties (and their successors and assigns) pursuant to the DIP Orders and the DIP Documents (including, without limitation, all Adequate Protection Liens, Adequate Protection Claims, and other Adequate Protection Obligations) shall be entitled to the full protection of section 363(m) of the Bankruptcy Code in the event that this Final Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise.

8. Proper Exercise of Business Judgment. Based on the DIP Motions, the First Day Declaration, the DIP Declarations, the record presented to the Court at the DIP Hearings and these Chapter 11 Cases, the terms of the DIP Facility and the DIP Documents, the terms of adequate protection granted to the Prepetition Secured Parties as set forth in the DIP Orders, and the terms upon which the Debtors may continue to use Prepetition Collateral (including Cash Collateral) pursuant to the terms of the DIP Orders and the DIP Documents (i) were negotiated in good faith and at arm’s length among the DIP Loan Parties, the DIP Lender, the Prepetition Secured Parties and/or their respective representatives, (ii) are fair, reasonable, and the best available to the Debtors under the circumstances, (ii) reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and (iii) are supported by reasonably equivalent value and fair consideration.

9. Notice. Proper, timely, sufficient and appropriate notice of the DIP Motions and the DIP Hearings has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and no other or further notice of the DIP Motions, or the DIP Hearings shall be required.

10. Immediate Entry; Relief Essential. The Debtors have requested, and the Court hereby finds that sufficient cause exists for, the immediate entry of this Final Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the Local Bankruptcy Rules. Unless the relief set forth in this Final Order is granted, the Debtors’ estates will be immediately and irreparably harmed. Consummation of the DIP Facility, and the use of Prepetition Collateral (including Cash Collateral) upon the terms set forth in this Final Order and the DIP Documents are necessary to preserve and maximize the value of the Debtors, are in the best interests of the Debtors and their estates, and are consistent with the Debtors’ exercise of their fiduciary duties.

NOW THEREFORE, based upon the foregoing findings and conclusions, the DIP Motions, the First Day Declaration, the DIP Declarations, the evidence adduced at the DIP Hearings and the record before the Court, and after due consideration, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

1. Motion Granted. The DIP Motions are hereby granted on an final basis, and the DIP Facility and the use of Cash Collateral is hereby authorized and approved, in each case, upon the terms and conditions set forth in this Final Order and the DIP Documents. Any objections to any of the relief set forth in this Final Order that have not been withdrawn, waived, or settled, and all reservations of rights or other statements inconsistent with this Final Order, are hereby denied and overruled. This Final Order shall become effective and enforceable immediately upon its entry.

2. Authorization of DIP Facility and DIP Documents.

a. Authorization of DIP Documents. The DIP Loan Parties are hereby authorized to (i) (x) enter into and perform all of their obligations, (y) if requested by the DIP Lender, execute and deliver, and (z) pay all fees, costs, expenses, indemnities and other amounts contemplated, under this Final Order, the Approved Budget, the DIP Term Sheet and any applicable DIP Document, and (ii) perform all acts, to make, execute, deliver, enter into and perform under any and all other agreements, instruments, certificates, and other documents

(including, without limitation, the execution and/or recordation of any collateral, pledge and security documents, mortgages, deeds of trust, control agreements, financing statements or other documents), and to perform all such other and further acts, that may be necessary, required or desirable for the DIP Loan Parties to perform their obligations under the DIP Facility, the DIP Documents and this Final Order and to implement the transactions contemplated thereunder and hereunder.

b. Authorization to Borrow. The DIP Borrower is hereby authorized to borrow, and the DIP Guarantors are hereby authorized to jointly and severally guarantee the payment in full in cash of such borrowing with respect to, the principal amount of $130 million (plus applicable paid-in-kind interest, fees (including professional fees and expenses), costs, expenses, charges and other amounts payable under this Final Order and any applicable DIP Documents in connection with such borrowing), under the DIP Facility, subject to the terms and conditions (including any conditions precedent to such borrowing) set forth in this Final Order, the DIP Term Sheet and any applicable DIP Documents. The DIP Loan Proceeds shall be placed into a segregated account held by the Debtors, it being understood that the DIP Loan Proceeds shall be used by the Debtors to, among other things, (i) make the Adequate Protection Payments due during the course of these Chapter 11 Cases in accordance with the terms of this Final Order and (ii) pay operating costs and expenses or other general corporate purposes of the Debtors prior to using any Cash Collateral. The Debtors are hereby authorized to use the DIP Loan Proceeds and all Cash Collateral solely in the manner and for the purposes expressly permitted in the Approved Budget (subject to Permitted Variances), this Final Order, the DIP Term Sheet and any applicable DIP Documents. The Debtors are authorized to use the DIP Loan Proceeds and Cash Collateral solely for the purposes set forth on, and in accordance with, the Approved Budget.

c. DIP Interest and Expenses. The DIP Loan Parties are authorized and directed to pay any and all (i) interest (in kind) payable under the DIP Documents, (ii) amounts due (or that may become due) to the “Indemnified Party” (as defined below) in respect of the indemnification obligations under the DIP Documents, and (iii) any other amounts payable in connection with the DIP Facility, including DIP Professional Fees and Expenses (as defined below).

d. Indemnification. The Debtors shall agree to indemnify and hold harmless the DIP Lender (solely in its capacity as DIP Lender) and each of its respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and out-of-pocket expenses of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the DIP Facility, or any of transactions contemplated hereby, except to the extent arising from an Indemnified Party’s actual fraud, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Debtors, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

e. Modification of DIP Documents. The DIP Loan Parties are hereby authorized to execute, deliver and perform under one or more amendments, waivers, consents, or other modifications to and under the DIP Documents, in each case, in accordance with the provisions of the DIP Term Sheet, governing amendments thereto, each without further application to or order of the Court; provided, however, that any amendment, waiver, consents or other modification to the DIP Term Sheet shall require, at a minimum, the prior written consent of the DIP Lender and the Required Consenting Noteholders (as defined in the Restructuring

Support Agreement)5 and the reasonable consent of the Threshold Consenting RCF Lenders (as defined in the Restructuring Support Agreement); provided, further, however, that any amendment that (a) shortens the maturity of the extensions of credit thereunder, (b) increases the aggregate commitments thereunder, or (c) increases the cash rate of interest payable with respect thereto shall require further Court approval.

3. DIP Obligations.

a. The DIP Term Sheet and any applicable DIP Documents shall constitute valid, binding, enforceable, and non-avoidable obligations of each of the DIP Loan Parties, and shall be fully enforceable against each of the DIP Loan Parties, their estates, and any successors thereto, including, without limitation, any estate representative or trustee appointed in any of these Chapter 11 Cases or in any case under Chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or relating to any of the foregoing, and/or upon the dismissal of any of the Chapter 11 Cases or any such successor cases (collectively, the “Successor Cases”), in each case, in accordance with the terms of the DIP Documents and this Final Order.

b. The DIP Term Sheet and any applicable DIP Documents, the DIP Loan Parties shall be jointly and severally liable for all DIP Obligations, including, without limitation, all loans, advances, indebtedness, obligations, extensions of credit, financial accommodations, principal, interest, payments, or similar amounts, fees, costs, expenses, charges, indemnification and reimbursement obligations (whether contingent or absolute), and all other amounts, whether or not such obligations arose before or after the Petition Date, whenever the same shall become due and payable, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, to the DIP Lender under the DIP Documents or this Final Order.

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In the event that the Restructuring Support Agreement is no longer in effect, “Required Consenting Noteholders” shall mean the holders of (a) 50.01% of the Prepetition 2025 Notes held by the members of the Ad Hoc Group and (ii) 50.01% of the Prepetition 2028 Notes held by the members of the Ad Hoc Group.

c. All obligations incurred, payments made, and transfers or grants of liens and security interests set forth in this Final Order, the DIP Term Sheet and the DIP Documents by the DIP Loan Parties are granted to or for the benefit of the DIP Loan Parties for fair consideration and reasonably equivalent value and are granted contemporaneously with the making of the loans and commitments and other financial accommodations secured thereby. No obligation, payment, transfer, or grant of liens or security interests under this Final Order, the DIP Term Sheet or the DIP Documents to the DIP Lender shall be limited, stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law, or subject to any challenge, objection, defense or claim, including, without limitation, avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge, recovery or other cause of action of any kind or nature whatsoever, whether arising under the Bankruptcy Code, applicable non-bankruptcy law or otherwise (subject, solely in the case of the DIP Professional Fees and Expenses (as defined below), only to the procedures set forth in paragraph 10 of this Final Order).

No Obligation to Extend Credit. The DIP Lender shall have no obligation to make any loan or advance available under the DIP Documents unless all of the conditions precedent to the making of such loan or advance by the DIP Lender have been satisfied in full (or waived by the DIP Lender in its sole discretion) in accordance with the terms of this Final Order, the DIP Term Sheet and any applicable DIP Documents. Notwithstanding anything contained in this Final Order, the DIP Term Sheet or the DIP Documents to the contrary, in no event shall the aggregate principal amount of the DIP Facility Loans advanced under the DIP Facility pursuant to the DIP Documents (other than, for the avoidance of doubt, the amount of any interest paid-in-kind with respect thereto), at any time exceed the DIP Facility Commitment.

4. DIP Liens and DIP Superpriority Claims.

a. As security for the prompt and complete payment and performance of all DIP Obligations when due (whether upon stated maturity, prepayment, acceleration, declaration or otherwise), and without the necessity of the execution, recordation or filing by any of the DIP Loan Parties or the DIP Lender of any pledge, collateral or security documents, mortgages, deeds of trust, financing statements, notations of certificates of title, or any similar document or instrument, or the taking of any other action (including, without limitation, entering into any control agreements or taking any other action to take possession or control of any DIP Collateral), the DIP Lender, for the benefit of itself or any of its assigns, is hereby granted valid, binding, enforceable, non-avoidable, and automatically and properly perfected liens and security interests (collectively, the “DIP Liens”) in all DIP Collateral, in each case, subject and subordinate to the Carve Out, and subject to the relative priorities set forth herein. Notwithstanding anything to the contrary herein, the DIP Liens and DIP Obligations shall be junior in priority and subordinate to (x) the Prepetition Secured Liens and Prepetition Secured Obligations, (y) the Permitted Prior Liens, and (z) the Adequate Protection Liens and Adequate Protection Claims. [Notwithstanding any provisions of the DIP Motions, the DIP Orders, or any agreements approved hereby, the statutory liens currently held by the Texas Taxing Authorities6 or which shall arise during the course of these Chapter 11 Cases pursuant to applicable non-bankruptcy law for prepetition and postpetition ad valorem taxes (the “Tax Liens”) shall neither be primed by nor subordinated to any liens granted thereby or pursuant to this Final Order to the extent such Tax Liens are valid, senior, perfected, unavoidable and, under applicable non-bankruptcy law, are granted priority over a prior perfected security interest or lien, and all parties’ rights to object to the priority, validity, amount, and extent of the claims and liens asserted by the Texas Taxing Authorities are fully preserved.]

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Texas Taxing Authorities is defined as Carrollton-Farmers Branch ISD, Dallas County, Denton County, City of Frisco, Frisco ISD, Garland ISD, City of Mesquite, Plano ISD, Richardson ISD, Tarrant County, Williamson County, Bexar County, El Paso County, Freestone County, City of Grapevine, Grapevine-Colleyville ISD, Mesquite ISD, and Potter County.

b. The term “DIP Collateral” means all assets and properties of each of the DIP Loan Parties and their estates, of any kind or nature whatsoever, wherever located, whether tangible or intangible, real, personal or mixed, whether now owned or consigned by or to, or leased from or to, or hereafter acquired by, or arising in favor of, each of the DIP Loan Parties (including under any trade names, styles or derivations thereof), whether prior to or after the Petition Date, including, without limitation, (i) all Prepetition Collateral, (ii) to the extent not Prepetition Collateral, all money, cash and cash equivalents, deposit accounts, securities accounts, commodities accounts or other accounts, accounts receivable, rights to payment, contracts and contract rights, minerals and mineral rights, instruments, documents and chattel paper, securities (whether or not marketable), goods, furniture, machinery, plants, equipment (including documents of title), vehicles, inventory (wherever located), real property and leasehold interests, fixtures, franchise rights, patents, tradenames, trademarks, copyrights, licenses and other intellectual property, general intangibles, tax or other refunds, or insurance proceeds, the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, limited liability company interests, partnership interests, financial assets, investment property, supporting obligations, letters of credit and letter of credit rights, commercial tort claims and other claims and causes of action, books and records, and all rents, products, offspring, profits, and proceeds of each of the foregoing and all accessions to, substitutions and replacements for each of the foregoing, including any and all proceeds of any insurance (including any business interruption and property insurance), indemnity, warranty or guaranty payable to any Debtor from time to time with respect to any of the foregoing, and (iii) all proceeds of or property recovered (whether by judgment, settlement, or otherwise) from all claims and causes of action arising under Chapter 5 of the Bankruptcy Code or any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law (collectively, the “Avoidance Action Proceeds”)[; provided, that notwithstanding anything to the contrary in the foregoing, with respect to any leases between the Debtors and SCF Funding I,

LLC or STORE Master Funding IV, LLC, respectively, DIP Collateral shall only include proceeds of any such leasehold interest and not the leasehold interest themselves].

c. Subject to the Carve-Out (as defined below), the DIP Collateral shall be subject to the following priorities:

i.

DIP Superpriority Claims. Pursuant to section 364(c)(1) of the Bankruptcy Code, the DIP Lender shall be entitled to superpriority claim status (the “DIP Superpriority Claims”) with priority over all administrative expense claims and unsecured claims existing as of the Petition Date or arising thereafter under the Bankruptcy Code, but shall be junior and subordinate to and subject to prior payment in full, in cash, of (x) the Carve-Out and (y) the Prepetition Secured Claims and Adequate Protection Claims of the Prepetition Secured Parties;

ii.

First Priority Liens on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, the DIP Lender shall have valid, enforceable, non-avoidable, fully and automatically perfected first priority liens on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were unencumbered (and do not become perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) (including Avoidance Action Proceeds) (which liens shall be subject to the Carve-Out and shall be junior and subordinate to the Adequate Protection Liens); and

iii.

Junior Liens on Encumbered Property. Pursuant to section 364(c)(3) of the Bankruptcy Code, the DIP Lender shall have valid, enforceable, non-avoidable, fully and automatically perfected security interests in and liens on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were subject to valid, perfected and non-avoidable liens and unavoidable liens in existence immediately prior to the Petition Date, which security interests and liens shall be junior and subordinate only to (w) the Carve-Out, (x) the Permitted Prior Liens, (y) the Prepetition Secured Liens, and (z) the Adequate Protection Liens.

d. Any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document or other agreement that requires the consent or approval of one or more landlords, licensors or other parties, or requires the payment of any fees or obligations to any governmental entity, non-governmental entity or any other person or entity, in order for any Debtor to pledge, grant, mortgage, sell, assign, or otherwise transfer any interest therein (including any fee or leasehold interest), any proceeds thereof or other DIP Collateral, shall be deemed inconsistent with the provisions of the Bankruptcy Code and shall have no force or effect with respect to the granting of the DIP Liens or Adequate Protection Liens in any such interest therein or other DIP Collateral, or in the proceeds of any assignment and/or sale thereof by any Debtor in favor of the DIP Lender and the Prepetition Secured Parties, as applicable, in accordance with the DIP Documents and this Final Order.

5. Use of DIP Collateral and Cash Collateral.

a. The Debtors are hereby authorized to use the DIP Loan Proceeds and all Cash Collateral solely to the extent expressly permitted under the Approved Budget

(subject to Permitted Variances) and subject to the terms and conditions set forth in this Final Order, the DIP Term Sheet and any applicable DIP Documents.

b. All determinations with respect to the use of Cash Collateral shall be made by the Prepetition Secured Parties in accordance with any applicable provisions of that certain First Lien Intercreditor Agreement, dated as of November 2, 2020, by and among Akumin, such subsidiaries of Akumin, as party thereto, and the Prepetition Agents, it being understood that upon repayment in full of the Prepetition RCF, and notwithstanding anything herein to the contrary, all such determinations with respect to the use of Cash Collateral shall be made by the Required Consenting Noteholders.

c. Without the prior written consent of the DIP Lender, the Required Consenting Noteholders, and the reasonable consent of the Threshold Consenting RCF Lenders, the DIP Loan Parties shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral (or enter into any binding agreement to do so), except as may be expressly permitted by this Final Order, the Approved Budget, the DIP Term Sheet and any applicable DIP Documents. All collections and DIP Loan Proceeds, whether from ordinary course collections, asset sales, debt or equity issuances, insurance recoveries, condemnation, or otherwise, will be deposited and applied as required by this Final Order, the DIP Term Sheet and any applicable DIP Documents. The Debtors shall not transfer any cash, assets, properties or other DIP Collateral to any DIP Loan Party or other affiliate of the Debtors that is not a Debtor in these Chapter 11 Cases without the prior written consent of the DIP Lender, the Required Consenting Noteholders, and the reasonable consent of Threshold Consenting RCF Lenders, each in their discretion.

d. Except as may be provided in the DIP Term Sheet or the DIP Documents, the Debtors are authorized and directed, upon the closing of a sale of any of the DIP Collateral that also constitutes Prepetition Collateral (the “Shared Collateral”) (other than sales in the ordinary course of business), to immediately pay all proceeds of any such sale to the Prepetition Secured Parties to satisfy the Prepetition Secured Obligations, Prepetition Secured

Claims, Adequate Protection Obligations, and the Adequate Protection Claims until indefeasibly Paid in Full,7 as applicable, and then, thereafter, to the DIP Lender to satisfy the DIP Obligations in accordance with this Final Order, the DIP Term Sheet, and the DIP Documents until Paid in Full; and any order approving the sale of such DIP Collateral shall provide that the sale is conditioned upon the payment of such Prepetition Secured Obligations, Prepetition Secured Claims, Adequate Protection Claims, other Adequate Protection Obligations, (except to the extent otherwise agreed in writing by the DIP Lender, the Required Consenting Noteholders, and the Required Consenting RCF Lenders (as defined in the Restructuring Support Agreement) solely with respect to the Adequate Protection Obligations, as applicable).

e. Except as may be provided in the DIP Term Sheet or the DIP Documents, the Debtors are authorized and directed, upon the closing of a sale of any of the DIP Collateral that does not constitute Prepetition Collateral (other than sales in the ordinary course of business), to immediately pay all proceeds of any such sale to (x) the Prepetition Secured Parties to satisfy the Adequate Protection Obligations and the Adequate Protection Claims, if any, until indefeasibly Paid in Full, and (y) then, thereafter, to the DIP Lender to satisfy the DIP Obligations in accordance with this Final Order, the DIP Term Sheet, and the DIP Documents until Paid in Full; and any order approving the sale of such DIP Collateral shall provide that the sale is conditioned upon the payment of such Adequate Protection Claims, other Adequate Protection Obligations, and the DIP Claims (except to the extent otherwise agreed in writing by the DIP Lender and the Required Consenting Noteholders, as applicable).

6. Turnover Provision with respect to Collateral. With respect to any DIP Collateral and any proceeds thereof (other than the DIP Loan Proceeds), until the Prepetition Secured Obligations are indefeasibly Paid in Full, or the Prepetition Secured Parties have

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For purposes hereof, the term “Paid in Full” or “Payment in Full” means, with respect to the DIP Obligations or the Prepetition Secured Obligations (as the case may be), the irrevocable and indefeasible payment in full in cash of all DIP Obligations or Prepetition Secured Obligations (as the case may be), other than contingent indemnification and expense reimbursement obligations for which no claim or demand has been asserted, and all commitments thereunder shall have irrevocably, permanently and finally expired or shall have been terminated, cancelled and discharged.

otherwise agreed in writing, the DIP Lender may not accept or receive any such DIP Collateral and any proceeds thereof, in satisfaction, in whole or in part, of the DIP Obligations, as the case may be. Any such DIP Collateral or the proceeds thereof so received by the DIP Lender shall be segregated and deemed to be held in trust for the benefit of the Prepetition Secured Parties and/or holders of Permitted Prior Liens and promptly turned over to the applicable Prepetition Secured Lenders and/or holders of Permitted Prior Liens, as applicable, to be applied in accordance with this Final Order, the Prepetition Debt Documents and/or as otherwise required by law, in the same form as received, with any necessary endorsements. Upon the turnover of such DIP Collateral or any proceeds thereof as contemplated by the immediately preceding sentence, the DIP Obligations purported to be satisfied by the payment of such DIP Collateral or the proceeds thereof shall be immediately reinstated in full as though such payment had never occurred. Notwithstanding anything contained in this Final Order, the DIP Term Sheet or the DIP Documents to the contrary, the Debtors, may seek Court authority to incur replacement junior postpetition financing, provided that (i) without the consent of the Required Consenting Noteholders and the reasonable consent of the Threshold Consenting RCF Lenders, the terms and conditions shall be no worse to the Prepetition Secured Parties than those of the DIP Facility (it being understood that for the purposes of the foregoing, any such junior postpetition financing that does not convert to equity on the effective of the Prepackaged Plan on the same terms and conditions as the DIP Facility shall be deemed worse to the Prepetition Secured Parties) and (ii) the proceeds of such replacement junior postpetition financing shall be sufficient to satisfy all the DIP Obligations and shall be applied to the satisfaction of all DIP Obligations until all DIP Obligations are Paid in Full pursuant to the DIP Term Sheet.

7. Approved Budget. The DIP Loan Parties shall update the Approved Budget as necessary but shall not update the Approved Budget less frequently than once every two weeks (each, a “Proposed Budget”). Upon the DIP Loan Parties’ receipt of the DIP Lender’s approval (in its sole and exclusive discretion) of a Proposed Budget, such budget shall become an “Approved Budget” and shall replace the then-operative Approved Budget for all purposes. The Approved Budget attached hereto as Schedule 1 shall be the Approved Budget until such time as a new Proposed Budget is approved, following which such Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved. The Debtors shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Permitted Variances). The Debtors may submit additional Proposed Budgets to the DIP Lender, but until the DIP Lender approves such Proposed Budget, it shall not become an Approved Budget and the Debtors shall continue to comply with the then-operative Approved Budget. The DIP Lender’s failure to respond to any submitted Proposed Budget shall not be deemed to be the DIP Lender’s approval of the same. Copies of all Proposed Budgets shall be provided to the Ad Hoc Group and the Consenting RCF Lenders contemporaneously with such Proposed Budget being provided to the DIP Lender. Copies of any Approved Budget shall be provided to the Ad Hoc Group and the Consenting RCF Lenders upon such budget becoming an Approved Budget. The Required Consenting Noteholders and the Threshold Consenting RCF Lenders reserve the right to seek relief from the Court in the event the Required Consenting Noteholders and the Threshold Consenting RCF Lenders determine in their reasonable discretion that they have objections to the use of Cash Collateral in any Proposed Budget and, in the event of any such objection, upon the DIP Lender’s approval, a Proposed Budget shall be an Approved Budget until the Court issues an order otherwise with respect to such objection.

8. Adequate Protection.

a. Subject only to the Carve Out and the terms of this Final Order, pursuant to sections 361, 362, 363(e), and 364 of the Bankruptcy Code and in consideration of the Stipulations and consents set forth herein, as adequate protection of their liens and interests in the Prepetition Collateral (including Cash Collateral), for any aggregate Diminution in Value resulting from the Carve Out, the sale, lease, or use of the Prepetition Collateral (including Cash Collateral), the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, and any other reason for which adequate protection may be granted under the Bankruptcy Code, the Prepetition Secured Parties are hereby granted the following (collectively, the “Adequate Protection Obligations”):

i.

Adequate Protection Liens. The Prepetition Secured Parties are hereby granted, as security for and solely to the extent of any Diminution in Value, additional and replacement valid, binding, enforceable, non-avoidable, effective and automatically perfected liens on, and security interest in (the “Adequate Protection Liens”) the Prepetition Collateral (including Cash Collateral) and the DIP Collateral (collectively, the “Adequate Protection Collateral”), without the necessity of the execution, recordation or other filing of any security agreements, control agreements, pledge agreements, financing statements, mortgages, or other similar documents. The Adequate Protection Liens shall be subject and junior only to the Permitted Prior Liens (if any) and the Carve Out and shall be senior in all respects to the DIP Liens.

ii.

Adequate Protection Superpriority Claims. The Prepetition Secured Parties are hereby granted, to the extent provided by sections 503(b) and 507(b) of the Bankruptcy Code, superpriority administrative expense claims (the “Adequate Protection Claims”) against each of the Debtors to the extent of any Diminution in Value, which shall be payable by each of the Debtors on a joint and several basis and shall have recourse to all DIP Collateral. The Adequate Protection Claims shall be (a) subject and subordinate only to the Carve Out, and (b) senior to any and all other administrative expense claims and all other claims against each of the Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including without limitation, administrative expense claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code, and any DIP Superpriority Claims.

iii.

Reasonable Fees, Costs and Expenses. As further adequate protection, the Debtors are authorized and directed to pay the reasonable and documented prepetition and postpetition fees and expenses of the Prepetition Secured Parties incurred in connection with any and all aspects of the Chapter 11 Cases, including (i) professional fees and expenses of the ad hoc group comprised of beneficial holders of Prepetition 2025 Notes and Prepetition 2028 Notes represented by Akin Gump Strauss Hauer & Feld LLP (the “Ad Hoc Group”), local counsel to the Ad Hoc Group (if any) and such other attorneys, accountants, other professionals, advisors and consultants for the Ad Hoc Group, if any, as may be mutually agreed to by the Ad Hoc Group, Stonepeak and the Debtors, (collectively, the “Ad Hoc Group Advisors”), (ii) professional fees and expenses of King & Spalding LLP, local counsel to the Consenting RCF Lenders, and such other attorneys, accountants, other professionals, advisors and consultants for the Consenting RCF Lenders, if any, as may be mutually agreed to by the

Consenting RCF Lenders, Stonepeak, and the Debtors (collectively, the “Consenting RCF Lender Advisors”), and (iii) fees and expenses of the Prepetition 2025 Notes Trustee and Prepetition 2028 Notes Trustee, including the professional fees and expenses of Pryor Cashman LLP, as counsel thereto; in each case in accordance with the terms of any engagement letters for such professionals and the Debtors (collectively, the “Adequate Protection Fees and Expenses”).

iv.

Adequate Protection Cash Payments. As further Adequate Protection, the Debtors are authorized and directed to make cash payments to the holders of Prepetition 2025 Noteholders, Prepetition 2028 Noteholders, and the Prepetition RCF Lenders in an amount equal to interest at the non-default rate as and when due under the Prepetition 2025 Notes Documents and the Prepetition 2028 Notes Documents (the “Adequate Protection Payments”).

v.

Reporting Requirements. As further Adequate Protection, the Prepetition Secured Parties shall be entitled to delivery of all reports and notices deliverable to the DIP Lender pursuant to the DIP Term Sheet, the DIP Documents, and this Final Order.

b. Right to Seek Additional Adequate Protection. This Final Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Secured Parties to request additional forms of adequate protection at any time or any party in interest’s right to object thereto.

c. Adequate Protection Reservation of Rights of Prepetition Secured Parties. Notwithstanding any other provision hereof, the grant of adequate protection to the Prepetition Secured Parties pursuant to this Final Order shall not be deemed an admission that the interests of such Prepetition Secured Parties are indeed adequately protected, and is without prejudice to the right of the Prepetition Secured Parties to seek additional relief with respect to the use of Prepetition Collateral (including Cash Collateral), or to seek modification of the grant of adequate protection provided hereby so as to provide different or additional adequate protection, and without prejudice to the right of the Debtors or any other party in interest to contest any such modification. Nothing herein shall be deemed to waive, modify or otherwise impair the respective rights of the Prepetition Secured Parties under the Prepetition Debt Documents or under applicable law, and the Prepetition Secured Parties expressly reserve all of their respective rights and remedies whether now existing or hereafter arising under the Prepetition Debt Documents and applicable law. Without limiting the foregoing, and subject only to the Carve Out, nothing contained in this Final Order shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided hereunder is insufficient to compensate the Prepetition Secured Parties for any Diminution in Value during the Chapter 11 Cases.

9. Fees and Expenses; Payments.

a. The payment of all Adequate Protection Fees and Expenses and any DIP Professional Fees and Expenses hereunder shall not be subject to further application to or approval of the Court, and shall not be subject to allowance or review by the Court or subject to the fee guidelines of the Office of the United States Trustee (the “U.S. Trustee”), and no attorney or advisor to the DIP Lender or the Prepetition Secured Parties shall be required to file an application seeking compensation for services or reimbursement of expenses with the Court; provided, however, that any time such professionals seek payment of fees and expenses from the Debtors from and after the Petition Date but prior to the effective date of any chapter 11 plan, each such professional shall provide summary copies of its invoices (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of their invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) to lead restructuring counsel to the Debtors, the U.S. Trustee, and any Committee, if any (collectively, the “Review Parties”). Any objections raised by any Review Party with respect to such invoices must be in writing and state with particularity the grounds therefor and must be submitted to the affected professional within ten (10) calendar days after delivery of such invoices to the Review Parties (such ten (10) day calendar period, the “Review Period”). If no written objection is received prior to the expiration of the Review Period from the Review Parties, the Debtors shall pay such invoices within two (2) Business Days following the expiration of the Review Period. If an objection is received within the Review Period from the Review Parties, the Debtors shall promptly pay the undisputed amount of the invoice, and the disputed portion of such invoice shall not be paid until such dispute is resolved by agreement between the affected professional and the objecting party or by order of this Court. Any hearing to consider such an objection to the payment of any fees, costs or expenses set forth in a professional fee invoice hereunder shall be limited to the reasonableness of the fees, costs and expenses that are the subject of such objection.

b. Notwithstanding anything contained in this paragraph to the contrary, unless otherwise agreed to by the DIP Loan Parties and the relevant professional, (i) the DIP Loan Parties shall be authorized to pay in full in cash the reasonable and documented fees and expenses of the professionals for the DIP Lender arising on or before the Petition Date, (ii) upon the Closing Date (as defined in the DIP Term Sheet), the DIP Loan Parties shall be authorized to pay in full in cash the reasonable and documented fees and expenses of the professionals for the DIP Lender arising from the Petition Date through and including the Closing Date, in each case, without the need for any professional engaged by or on behalf of the DIP Lender to first deliver a copy of their invoices to any of the Review Parties (other than the

DIP Loan Parties), and (iii) following the Closing Date, the DIP Loan Parties shall be authorized to pay in full in cash the reasonable and documented fees and expenses of the professionals for the DIP Lender incurred after the Closing Date (collectively, the “DIP Professional Fees and Expenses”).

c. Notwithstanding anything contained in this paragraph 10 to the contrary, to the extent any chapter 11 plan filed in these Chapter 11 Cases and confirmed by an order of this Court provides for different procedures for the submission of invoices and payment of professional fees of any professional persons that the Debtors are authorized to pay pursuant to this Final Order, then the procedures set forth in such confirmed chapter 11 plan shall control, provided that no such professional person shall be subject to more onerous procedures for compensation than are set forth herein.

d. Notwithstanding anything contained in this Final Order to the contrary, any and all payments, fees, costs, expenses and other amounts paid at any time by any of the DIP Loan Parties to the DIP Lender or the Prepetition Secured Parties, as applicable, pursuant to the requirements of this Final Order or the DIP Documents, whether prior to, on or after the Petition Date, shall be non-refundable and irrevocable, are hereby approved (and to the extent paid prior to entry of this Final Order, ratified in full), and shall not be subject to any challenge, objection, defense, claim or cause of action of any kind or nature whatsoever, including, without limitation, avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), reclassification, disgorgement, disallowance, impairment, marshaling, surcharge or recovery or any other cause of action, whether arising under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, by any person or entity.

10. Reservation of Rights. Except as otherwise expressly provided herein or in the DIP Documents, the entry of this Final Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly: (a) the rights of the DIP Lender or the Prepetition Secured Parties to seek any other or supplemental relief in respect of the DIP Loan Parties, (b) the rights of the DIP Lender or the Prepetition Secured Parties under the DIP Documents or the Prepetition Debt Documents, the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, the right to request modification of the automatic stay of section 362 of the Bankruptcy Code, or (c) any other rights, claims, or privileges (whether legal, equitable or otherwise) of the DIP Lender or the Prepetition Secured Parties.

11. Modification of Automatic Stay. The automatic stay imposed by section 362(a) of the Bankruptcy Code is hereby vacated and modified, without application to or further order of this Court, to permit: (a) the DIP Loan Parties to grant the DIP Liens and the DIP Superpriority Claims, and to perform such acts as the DIP Lender may request to assure the perfection and priority of the DIP Liens, (b) the DIP Loan Parties to incur all liabilities and obligations to the DIP Lender as contemplated under this Final Order and the DIP Documents, (c) the Debtors to grant the Adequate Protection Liens and Adequate Protection Claims and other Adequate Protection Obligations, and to perform such acts as the Prepetition Secured Parties may request to assure the perfection and priority of the Adequate Protection Claims, (d) the DIP Loan Parties to incur all liabilities and obligations to the Prepetition Secured Parties, including all Adequate Protection Claims and other Adequate Protection Obligations, as contemplated under this Final Order and the DIP Documents, (e) the DIP Loan Parties to pay all amounts required hereunder and under the DIP Documents, (f) the DIP Lender and the Prepetition Secured Parties to retain and apply payments made in accordance with the terms of this Final Order and the DIP Documents, (g) subject in all respects to paragraph 16 of this Final Order, the DIP Lender and the Prepetition Secured Parties to exercise, upon the occurrence of any Termination Event (as defined below), all rights and remedies provided for in this Final Order, the DIP Documents, or applicable law, (h) the DIP Loan Parties to perform under this Final Order and the DIP Documents, and to take any and all other actions that may be necessary, required or desirable for the performance by the DIP Loan Parties under this Final Order and the

DIP Documents and the implementation of the transactions contemplated hereunder and thereunder, and (i) the implementation of all of the terms, rights, benefits, privileges, remedies, and provisions of this Final Order and the DIP Documents.

12. Perfection of DIP Liens and Adequate Protection Liens.

a. This Final Order shall be sufficient and conclusive evidence of the attachment, validity, perfection, and priority of all liens and security interests granted hereunder and under the DIP Documents, including, without limitation, the DIP Liens and the Adequate Protection Liens, without the necessity of the execution, recordation or filing of any pledge, collateral or security agreements, mortgages, deeds of trust, lockbox or control agreements, financing statements, notations of certificates of title for titled goods, or any other document or instrument, or the taking of any other action (including, without limitation, entering into any deposit account control agreement or other act to take possession or control of any DIP Collateral), to attach, validate, perfect or prioritize such liens and security interests, or to entitle the DIP Lender and the Prepetition Secured Parties to the priorities granted herein (other than, to the extent applicable, any such filings required under applicable non-U.S. law to attach, validate, perfect or prioritize such liens).

b. Without in any way limiting the automatically effective perfection of the liens and security interests granted under this Final Order and the DIP Documents, the DIP Lender and the Prepetition Secured Parties, respectively, are hereby authorized, but not required, as they in their sole discretion may determine for any reason, to execute, file and record (and to execute in the name of the DIP Loan Parties, as their true and lawful attorneys, with full power of submission, to the maximum extent permitted under applicable law) financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, or take possession or control over cash or securities, or to amend or modify security documents, or to subordinate existing liens and any other similar action or action in connection therewith or take any other action in order to validate, perfect, preserve and enforce the liens and security interests granted to them hereunder or under the DIP Documents or to otherwise evidence such liens and security interests in all DIP Collateral (each, a “Perfection Action”); provided, however, that, whether or not the DIP Lender or the Prepetition Secured Parties determine, in their sole discretion, to take any Perfection Action with respect to any liens or security interests granted hereunder, such liens and security interests shall nonetheless be deemed valid, perfected, allowed, enforceable, and non-avoidable as of the entry of this Final Order. The DIP Loan Parties, without any further consent of any party, are authorized and directed to take, execute, deliver and file such instruments (in each case, without representation or warranty of any kind) to enable the DIP Lender and/or the Prepetition Secured Parties to further validate, perfect, preserve and enforce the DIP Liens and the Adequate Protection Claims. All such documents will be deemed to have been recorded and filed as of the Petition Date.

c. A certified copy of this Final Order may, as the DIP Lender or Prepetition Secured Parties, as applicable, may determine in their discretion, be filed with or recorded in filing or recording offices in addition to or in lieu of any financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized and directed to accept such certified copy of this Final Order for filing and/or recording, as applicable. The automatic stay of section 362(a) of the Bankruptcy Code shall be modified to the extent necessary to permit the DIP Lender or the Prepetition Secured Parties to take all actions, as applicable, referenced in this paragraph.

13. Maintenance of DIP Collateral. Until such time as all DIP Obligations are Paid in Full (or as otherwise agreed in writing by the DIP Lender), the DIP Loan Parties shall continue to maintain all property, operational, and other insurance as required and as specified in the DIP Documents. The DIP Lender, for the benefit of itself or any of its assigns, shall automatically be deemed to be named as additional insured and lender loss payee under each insurance policy maintained by the DIP Loan Parties (including all property damage and business interruption insurance policies of the DIP Loan Parties, whether expired, currently in place, or to be put in place in the future), and shall act in that capacity and distribute any proceeds recovered or received in respect of any such insurance policies in accordance with the terms of this Final Order and the DIP Documents.

14. Reporting. Without limiting the requirements contained herein or in the DIP Documents, the DIP Loan Parties and their representatives shall (a) provide the DIP Lender, the Ad Hoc Group and the Prepetition RCF Lenders with (i) all reports, documents, and information required to be delivered under the DIP Documents (including, but not limited to, Variance Reports (as defined in the DIP Term Sheet)), pleadings or motion to be filed on behalf of any Debtor in these Chapter 11 Cases at least three (3) days prior to such filing (or, if not practicable, as soon as reasonably practicable)), and (ii) reasonable access, upon reasonable notice and during regular business hours, to the DIP Loan Parties’ books and records, assets and properties, for purposes of monitoring the DIP Loan Parties’ businesses and operations and the value of the DIP Collateral and the Prepetition Collateral, and (b) cooperate and consult with, and provide information reasonably requested by the DIP Lender, the Ad Hoc Group, and the Prepetition RCF Lenders (and their respective advisors) concerning the Debtors’ businesses, financial condition, properties, business operations and assets, and the Debtors hereby authorize their representatives to cooperate and consult with, and promptly provide to the such parties (in each case, together with their respective advisors) such information. All such reporting shall be in form and with sufficient detail as is acceptable to the DIP Lender in its sole discretion.

15. Termination Event; Exercise of Remedies.

a. Termination Event. The occurrence of any of the following shall constitute a “Termination Event” under this Final Order (each a “Termination Event”): (i) the occurrence of sixty (60) calendar days after the Petition Date (the “Outside Date”); provided, that the Outside Date will be automatically extended by up to an additional sixty (60) calendar days if the regulatory approvals necessary to consummate the Prepackaged Plan have not yet been obtained by the Debtors and all other conditions to the occurrence of the effective date of the Prepackaged Plan have been satisfied or waived other than those conditions that by their nature are to be satisfied on the effective date of the Prepackaged Plan; provided, further Outside Date may be further extended pursuant to and in accordance with the terms of the Restructuring Support Agreement; (ii) the first business day on which the Final Order expires by its terms or is terminated; (iii) the Debtors’ failure to comply in any material respect with the provisions of this Final Order, (iv) the conversion of any of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (v) the dismissal of any of these Chapter 11 Cases; (vi) termination of the Restructuring Support Agreement by any of (x) the Debtors, (y) the Required Consenting Noteholders, and (z) the DIP Lender; (vii) with respect to the Prepetition 2025 Noteholders and Prepetition 2028 Noteholders, except as otherwise agreed by the Required Consenting Noteholders in writing, (x) the Bankruptcy Court enters an order in favor of any Committee, any ad hoc committee, or any other party in interest granting standing to pursue any claims against the Prepetition 2025 Notes Secured Parties or the Prepetition 2028 Notes Secured Parties, (y) an objection to any of the claims of any such party is sustained, or (z) any lien held by any such party is avoided, subordinated, or disallowed; and (viii) the occurrence of any other Event of Default (as defined in the DIP Term Sheet) unless waived in writing (including by email) by the DIP Lender.

b. Remedies Upon a Termination Event. The Debtors shall immediately provide notice to the DIP Lenders and the Prepetition Secured Parties of the occurrence of a Termination Event.

i.

Upon the occurrence and during the continuance of any Termination Event (other than the Termination Events listed in clause (vii) of 16(a) hereof), and without further application to or order from the Court, the automatic stay provisions of Section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Lender to take any of the following actions, at the same or different times (each, a “Termination Event

Action”): issue a written notice (the “Termination Notice”)[8] (which may be via email) to the Debtors and their counsel, the U.S. Trustee, and lead restructuring counsel for the official statutory committee of unsecured creditors in the chapter 11 cases pursuant to section 1102 of the Bankruptcy Code (to the extent appointed in these chapter 11 cases, the “Committee”), if any, the Ad Hoc Group and the Prepetition RCF Lenders (the “DIP Remedies Notice Parties”) (i) declaring the occurrence of a Termination Event; (ii) declaring all DIP Obligations to be immediately due and payable, without presentment, demand or protest or other notice of any kind, all of which are expressly waived by the DIP Loan Parties, and (iii) declaring the suspension or termination of the DIP Facility as to any further liability or obligation of the DIP Lender thereunder, but without affecting the DIP Liens or DIP Obligations.

ii.

In the event (i) the occurrence of a Termination Event set forth in clauses (i)-(vii) of paragraph 16(a) hereof or (ii) the DIP Lender takes a Termination Event Action on account of the occurrence of the Termination Event set forth in clause (viii) of paragraph 16(a) hereof, then (x) the Debtors’ ability to use Cash Collateral hereunder shall terminate immediately (provided that until the end of a Remedies Notice Period (as defined below), the Debtors may use the DIP Loan Proceeds and Cash Collateral solely

[8]	For the avoidance of doubt, the Carve Out Notice (as defined below) and the Termination Notice may be included in the same notice.

to fund (A) operations in accordance with the Approved Budget and (B) the Carve-Out Reserves) and (y) upon five business days’ advance written notice (which may be via email) (the “Prepetition Remedies Notice” and such five business day period, the “Prepetition Remedies Notice Period”) by any of the Prepetition Secured Parties to (1) the Debtors and their counsel, (2) counsel to the DIP Lender, (3) the U.S. Trustee and (4) lead restructuring counsel to the Committee (if any) (the “Prepetition Remedies Enforcement Notice”), the automatic stay provisions of Bankruptcy Code section 362 shall be vacated and modified to the extent necessary to permit the Prepetition Secured Parties to exercise any rights and remedies available under applicable law to satisfy the Prepetition Secured Obligations and the Adequate Protection Obligations. The only permissible basis for the Debtors, any Committee or any other party in interest to contest, challenge or object to a Prepetition Remedies Enforcement Notice shall be solely with respect to the validity of the Termination Event(s) giving rise to the Prepetition Remedies Notice and/or the adherence of the Prepetition Secured Parties to the procedures set forth in this paragraph. For the avoidance of doubt, upon the repayment in full in cash of the Prepetition RCF Obligations, all actions pursuant to this paragraph shall be determined by the Required Consenting Noteholders.

iii.

Notwithstanding anything to the contrary herein, other than the DIP Lender taking a Termination Event Action or unless otherwise consented to in writing by the Required Consenting Noteholders, until the Prepetition Secured Obligations and Adequate Protection Obligations are Paid in Full, the DIP Lender will not exercise or seek to exercise any rights and remedies with respect to any Shared Collateral or commence or prosecute enforcement of any rights and remedies with respect to any Shared Collateral, including the filing of a Stay Relief Motion (as defined below) (an “Enforcement Action”) without providing counsel to the Ad Hoc Group thirty (30) days advance written notice (which may be via email) (the “Standstill Notice” and such thirty (30) day period, the “Standstill Period”) of the DIP Lender’s intent to pursue a an Enforcement Action; provided, that in no event shall the DIP Lender take any Enforcement Action after expiration of the Standstill Period if, notwithstanding the expiration of the Standstill Period any of the Prepetition Secured Parties shall have commenced prior to the expiration of the Standstill Period and are diligently pursuing in good faith any Enforcement Action. Upon expiration of the Standstill Period and provided that five (5) business days’ advance written notice has been given to the DIP Remedies Notice Parties (which may be via email and given prior to the expiration of the Standstill Period), the DIP Lender shall be permitted to file a motion with the Court using a CM/ECF emergency code seeking emergency relief from the automatic stay (a “Stay Relief Motion”) to exercise the DIP Lender’s rights and remedies in respect of the Shared Collateral, for which motion the Debtors consent to emergency consideration, including no less than three (3) business days’ notice.

iv.

With respect to any DIP Collateral that is not Shared Collateral, upon the occurrence and during the continuance of any Termination Event (other than the Termination Events listed in clause (vii) of paragraph 16(a) hereof) and five (5) business days’ advance written notice (which may be via email) by the DIP Lender to the Remedies Notice Parties, the DIP Lender shall be permitted to file a Stay Relief Motion to exercise the DIP Lender’s rights and remedies in respect of the DIP Collateral that is not Shared Collateral, for which motion the Debtors consent to emergency consideration, including no less than three (3) business days’ notice.

v.

At any hearing on any Stay Relief Motion, the Bankruptcy Court may fashion an appropriate remedy, which may include the exercise of any and all rights available to the DIP Lender, as applicable, under the DIP Term Sheet and the DIP Documents and the Interim DIP Order, subject in all respects to paragraph 7 hereof and the lien and claim priorities set forth herein. At such hearing, the Prepetition Secured Parties and the DIP Lender may assert any and all objections to, and arguments regarding, such Stay Relief

Motion, including whether there has been a Diminution in Value of the Prepetition Secured Parties’ interests in the Prepetition Collateral and the amount of any resulting Adequate Protection Claim.

vi.

Notwithstanding the foregoing, solely with respect to DIP Collateral that constitutes DIP Loan Proceeds (if any), upon the occurrence and during the continuation of a Termination Event (other than the Termination Events listed in clause (vii) of paragraph 16(a) hereof) and upon five (5) business days’ advance written notice (which may be via email) by the DIP Lender to the DIP Remedies Notice Parties (the “DIP Remedies Enforcement Notice”), the automatic stay provisions of Bankruptcy Code section 362 shall be vacated and modified to the extent necessary to permit the DIP Lender to exercise any rights and remedies to satisfy the DIP Obligations from the DIP Loan Proceeds. The only permissible basis for the Debtors, any Committee or any other party in interest to contest, challenge or object to a DIP Remedies Enforcement Notice shall be solely with respect to (x) the validity of the Termination Event(s) giving rise to the DIP Remedies Enforcement Notice, and (y) the adherence of the DIP Lender to the procedures set forth in this paragraph.

c. Cooperation. The DIP Loan Parties shall cooperate with the DIP Lender and the applicable Prepetition Secured Parties, and the DIP Lender and the applicable Prepetition Secured Parties shall cooperate with each other, in their efforts to enforce their respective liens and security interests in the DIP Collateral or the Prepetition Collateral, as

applicable, and (other than the right to contest whether a Termination Event has occurred and is continuing) the DIP Loan Parties shall not take or direct any entity to take any action designed or intended to hinder or restrict in any respect such party from enforcing its rights or remedies in the DIP Collateral or the Prepetition Collateral, as applicable, in a manner inconsistent with the terms of this Final Order.

16. No Waiver by Failure to Seek Relief. The rights and remedies of the DIP Lender and the Prepetition Secured Parties specified herein are cumulative and not exclusive of any rights or remedies that the DIP Lender or the Prepetition Secured Parties may have under this Final Order, the DIP Documents, the Prepetition Debt Documents, applicable law or otherwise. The failure or delay on the part of any of the DIP Lender or the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Final Order, the DIP Documents, the Prepetition Debt Documents or applicable law, as the case may be, shall not constitute a waiver of any of their respective rights hereunder, thereunder or otherwise. Except as expressly set forth herein, none of the rights or remedies of the DIP Lender or the Prepetition Secured Parties under this Final Order, the DIP Documents and the Prepetition Debt Documents shall be deemed to have been amended, modified, suspended, or waived unless such amendment, modification, suspension, or waiver is express, in writing and signed by the requisite parties under the DIP Documents and the requisite parties under the Prepetition Debt Documents, as applicable. No consents required hereunder by any of the DIP Lender or the Prepetition Secured Parties shall be implied by any inaction or acquiescence by any of the DIP Lender or the Prepetition Secured Parties (as applicable).

17. Carve Out.

a. Priority of Carve Out. Each of the DIP Liens, the DIP Superpriority Claims, the Prepetition Secured Liens, and the Adequate Protection Claims, shall be subject and subordinate to payment of the Carve Out. The Carve Out shall be senior to all claims and liens over all assets of the Debtors, including any DIP Collateral and Prepetition Collateral, as set forth in this Final Order. For the avoidance of doubt, after the occurrence of the

DIP Termination Notice and the date upon which the DIP Obligations are Paid in Full, the Carve Out shall remain in effect as to the Prepetition Obligations and the Adequate Protection Claims, and the Debtors shall be permitted and required to continue to fund amounts in relation to the Carve Out in accordance with the terms of this Final Order.

b. Carve Out. As used in this Final Order, the term “Carve Out” means the sum of (i) all unpaid fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest at the statutory rate pursuant to 31 U.S.C. § 3717, (ii) all unpaid reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the Carve-Out Notice (as defined below)), (iii) to the extent allowed at any time, whether by interim order, final order, or other order, all accrued but unpaid fees and expenses (excluding any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors) (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code and any Committee (the “Estate Professionals”) at any time on or before the date of delivery by the DIP Lender or the Prepetition Secured Parties, as applicable, of a Carve Out Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Notice up to the amounts for the Estate Professionals included in the Approved Budget through the date of the Carve-Out Notice (the amounts set forth in the foregoing clauses (i), (ii) and (iii), the “Pre-Carve Out Notice Amount”); provided that the Pre-Carve Out Notice Amount shall only include up to $25,000 for the Investigation Expenses (as defined below) and (iv) Allowed Professional Fees of the Estate Professionals incurred after the date of delivery by the DIP Lender or the Prepetition Secured Parties, as applicable, of the Carve Out Notice, to the extent allowed at any time, whether by interim order, final order, or other court order, in an aggregate amount not to exceed $500,000 (the amount set forth in this clause (iv) being the “Post-Carve Out Notice Cap”). For purposes of this Final Order, the “Carve Out Notice” shall mean a written notice (which may be via electronic mail) delivered by the DIP Lender or the Prepetition Secured Parties, as applicable, to the Debtors and their counsel, the U. S. Trustee, counsel to the Ad Hoc Group (as applicable), counsel to the DIP Lender (as applicable), and counsel to the any Committee stating that the Post Carve-Out Notice Cap has been invoked. Such Carve Out Notice may be delivered following the occurrence and during the continuation of a Termination Event.

c. Post-Carve Out Notice. On the date on which a Carve Out Notice is delivered in accordance with this paragraph 18 of this Final Order, (the “Carve Out Trigger Date”), the Debtors shall utilize all cash on hand (including the DIP Loan Proceeds) to fund a reserve in an amount equal to the Carve-Out, which shall be earmarked and held in trust to pay unpaid fees and expenses incurred by Estate Professionals, to the extent allowed by the Court at any time, prior to any and all other claims in the Chapter 11 Cases (the “Carve-Out Reserve”). All funds in the Carve-Out Reserve shall be used first to pay the obligations set forth in clauses (i)-(iv) in the above definition of “Carve-Out” until paid in full, and second, to pay the Prepetition Secured Parties, and third, to pay the DIP Lender until paid in full. Notwithstanding anything to the contrary in this Final Order or the DIP Documents, the failure of the Carve-Out Reserve to satisfy in full the fees of Estate Professionals shall not affect the priority of the Carve-Out.

d. Payment of Carve Out on or After the Carve Out Trigger Date. Any payment or reimbursement made on or after the occurrence of the Carve Out Trigger Date in respect of any Allowed Professional Fees incurred after the occurrence of the Carve Out Trigger Date shall permanently reduce the Carve Out Amount on a dollar-for-dollar basis.

e. No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Lender nor the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with these Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code, regardless of whether such fees or expenses have been allowed by the Court. Nothing in this Final Order or otherwise shall be construed to obligate the DIP Lender or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Estate

Professionals or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

18. Effect of the Debtors’ Stipulations on Third Parties.

a. The Stipulations, admission, agreements and releases contained in this Final Order shall be binding upon the Debtors, their estates and any successor thereto in all circumstances and for all purposes immediately upon entry of this Final Order.

b. The Stipulations in this Final Order shall also be binding upon all parties-in-interest, including, without limitation, any Committee appointed or formed in these Chapter 11 Cases, and any other person or entity seeking to act on behalf of the Debtors’ estates, including any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases, and each of their respective successors and assigns, in all circumstances and for all purposes, unless (i) any Committee or such other party-in-interest, having obtained requisite standing, timely and properly commences and serves an adversary proceeding or contested matter (subject to the limitations contained herein) (each, a “Challenge Proceeding”) by no later than the Challenge Deadline (as defined below), (A) objecting to or alleging any basis to impair, restrict, deny or otherwise challenge the right of any of the Prepetition Secured Parties to credit bid, in whole or in part, the Prepetition Secured Liens or the Prepetition Secured Obligations under section 363(k) of the Bankruptcy Code or otherwise, (B) objecting to or challenging the amount, validity, perfection, enforceability, priority, scope or extent of the Prepetition Secured Liens, Prepetition Secured Obligations, the Prepetition Collateral or the Prepetition Debt Documents, or otherwise objecting to or challenging any of the admissions, stipulations, findings or releases included in the Stipulations, including, without limitation, asserting or prosecuting any claim or cause of action of any kind or nature whatsoever, including without limitation, any claim or cause of action seeking reduction, setoff, offset, recoupment, avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge or recovery, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, with respect to the Prepetition Secured Obligations, the Prepetition Secured Liens, the Prepetition Collateral or the Prepetition Debt Documents, (C) asserting or prosecuting any so-called “lender liability” claims, avoidance actions or any other claim, counter claim, cause of action, objection, contest or defense, of any kind or nature whatsoever, whether arising under the Bankruptcy Code, applicable law or otherwise, against any of the Prepetition Secured Parties or their Representatives (sub-clauses (A)-(C), collectively, the “Challenges”, and each, a “Challenge”), and (ii) an order is entered by a court of competent jurisdiction and becomes final and non-appealable in favor of the plaintiff sustaining any Challenge in such duly filed adversary proceeding.

c. If no such Challenge Proceeding is timely and properly filed by the Challenge Deadline, or if the Court does not rule in favor of plaintiff in any such timely and properly filed Challenge Proceeding, then, without application to or further order of the Court, (i) each of the admissions, stipulations, findings and releases contained in the Stipulations shall be binding on all parties-in-interest, including, without limitation, any Official Committee, any statutory or non-statutory committees appointed or formed in these Chapter 11 Cases, or any other party-in-interest (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases), (ii) the Prepetition Secured Obligations shall constitute allowed claims against each of the Debtors in these Chapter 11 Cases and any Successor Cases, and the Prepetition Secured Liens shall forever be deemed to be legal, valid, binding, continuing, perfected and enforceable, as of the Petition Date, against each of the Debtors in these Chapter 11 Cases and any Successor Cases, (iii) the Prepetition Secured Obligations and the Prepetition Secured Liens shall not be subject to any other or further contest, cause of action, attack, objection, challenge, defense, claim, counterclaim, reduction, setoff, offset, recoupment, avoidance (whether under

Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge or recovery or any other Challenge, of any kind or nature whatsoever, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, by any person or entity, and (iv) any and all claims, counter claims, cross claims, causes of action, or other Challenges, of any kind or nature whatsoever, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, against any of the Prepetition Secured Parties or any of their Representatives (in their capacities as such) shall be deemed forever waived, released and barred.

d. If any such Challenge Proceeding is timely filed by a party with requisite standing prior to the Challenge Deadline, the Stipulations shall nonetheless remain binding and preclusive on any Committee, any non-statutory committees appointed or formed in these Chapter 11 Cases, or any other party-in-interest (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases), except to the extent that any of the admissions, stipulations, findings or releases contained in the Stipulations were expressly challenged in such Challenge Proceeding (and solely as to the plaintiff party with requisite standing that timely filed such Challenge Proceeding and not, for the avoidance of doubt, any other party-in-interest); provided that, if and to the extent any Challenges to a particular stipulation or admission are withdrawn, denied, or overruled, such stipulation also shall be binding on the Debtors’ estates and all parties in interest.

e. For purposes of this Final Order, the “Challenge Deadline” means the date that is (i) in the case of any Committee, the earlier of (a) 60 days from the entry of the Interim Order or (b) the date upon which the confirmation order is entered, with such 60-day period subject to extension by agreement of the Committee and the DIP Lender, the Required Consenting Prepetition Noteholders, and/or the Prepetition RCF Lenders and other third parties, as the case may be, or by order of the Court; provided that if the confirmation order is not entered within 60 days from the Petition Date, the Committee shall have 60 days from formation; (ii) in the case that a chapter 7 or chapter 11 trustee is appointed or elected within 60 days after the Petition Date (including following a conversion of these Chapter 11 Cases to cases under chapter 7) the earlier of (a) 60 days from the Petition Date or 30 days from the appointment of such chapter 7 or chapter 11 trustee, or (b) the date upon which the confirmation order is entered; (iii) in the case of any other party in interest (including a chapter 7 or chapter 11 trustee appointed or elected more than 60 days after the Petition Date), the earlier of (a) 60 days of the Petition Date, or (b) the date upon which the confirmation order is entered (the time period established by clauses (i), (ii) and (iii) of this paragraph 19(e), the “Challenge Period”).

f. Nothing in this Final Order vests or confers on any person or entity, including any Committee or any statutory or non-statutory committee appointed or formed in these Chapter 11 Cases, or any other party-in-interest standing or authority to pursue any Challenge belonging to the Debtors or their estates, and all rights to object to any request for such standing are expressly reserved.

19. Limitations on Use of DIP Collateral, Cash Collateral, Carve Out or Other Funds. Notwithstanding anything contained in this Final Order or any other order of the Court to the contrary, no DIP Collateral, Prepetition Collateral, DIP Facility Loans, Cash Collateral, proceeds of any of the foregoing, or any portion of the Carve Out may be used (including to pay professional fees) by any of the DIP Loan Parties, any Committee or non-statutory committees appointed or formed in these Chapter 11 Cases or any Successor Cases, or any other party-in-interest (including without limitation any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases), directly or indirectly, to:

a.

investigate (including by way of examinations or discovery proceedings, whether formal or informal), prepare, initiate, commence, support or prosecute (or finance the preparation, initiation, commencement, support or prosecution of) any claim, counterclaim, cross-claim, cause of action, suit, arbitration, application, motion, contested matter, objection, defense, adversary proceeding, litigation or other proceeding of any kind or nature (whether for monetary, injunctive, affirmative relief or otherwise) (i) against any of the DIP Lender or the Prepetition Secured Parties or their respective Representatives (each in their capacities as such), (ii) objecting to, challenging, contesting, or raising any defense to, the amount, validity, enforceability, perfection, priority, extent or scope of the claims, liens and security interests granted under this Final Order, the DIP Documents or the Prepetition Debt Documents, (iii) asserting avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), any so-called “lender liability” claims, or any other any claim or cause of action seeking reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharging or recovery, in each case, with respect to the DIP Liens, the DIP Obligations, the DIP Documents, the DIP Collateral, the Adequate Protection Claims, the Prepetition Secured Liens, the Prepetition Secured Obligations, the Prepetition Debt Documents or the Prepetition Collateral, (vi) any claim or cause of action of any kind or nature whatsoever, whether arising under the Bankruptcy Code or applicable non-bankruptcy law, against any of the DIP Lender or the Prepetition Secured Parties or their respective Representatives;

b.

object to or seek to impair, modify or interfere with any of the rights, remedies, priorities, privileges, protections or benefits granted to the DIP Lender or the Prepetition Secured Parties under this Final Order, the DIP Documents or the Prepetition Debt Documents (other than to contest whether a DIP Termination Event has occurred or to contest any Stay Relief Motion);

c.

object to or seek to prevent, hinder, interfere with or otherwise delay any of the DIP Lender’s or Prepetition Secured Parties’ assertion, enforcement, exercise of remedies or realization upon any DIP Collateral or Prepetition Collateral (as applicable) in accordance with this Final Order, the DIP Documents or the Prepetition Debt Documents (as applicable) (other than to contest whether a Termination Event has occurred or to contest any Stay Relief Motion);

d.

seek or request authorization from the Court to obtain postpetition financing (whether equity or debt) or other financial accommodations pursuant to sections 364(c) or (d) of the Bankruptcy Code or otherwise, unless such financing is sufficient to cause the Payment in Full of all Prepetition Secured Obligations, the Adequate Protection Obligations, Adequate Protection Payments, and DIP Obligations contemporaneously with the consummation of such financing (or as otherwise agreed in writing by the Required Consenting Noteholders and the DIP Lender);

e.

seek or request authorization from the Court to obtain superpriority claims or liens or security interests (other than liens or security interests expressly permitted under this Final Order or the DIP Documents) in any portion of the DIP Collateral or Prepetition Collateral that are senior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Claims, the Prepetition Secured Liens, or the Prepetition Secured Obligations unless all DIP Obligations, Adequate Protection Obligations, and Prepetition Secured Obligations have been Paid in Full (or as otherwise agreed in writing by the Required Consenting Noteholders and the DIP Lender);

f.

use, or request authorization to use, Cash Collateral or sell or otherwise dispose of DIP Collateral or Prepetition Collateral (without the prior written consent of the DIP Lender and the Required Consenting Noteholders) other than as expressly permitted in this Final Order and in the DIP Documents; or

g.

pay or seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are agreed to in writing by the DIP Lender and the Required Consenting Noteholders (or are otherwise expressly included in the Approved Budget and do not violate any of the terms of the DIP Documents);

provided, however, that no more than an aggregate amount of $25,000 of the DIP Collateral, DIP Facility Loans, Prepetition Collateral, Cash Collateral, proceeds of any of the foregoing, any portion of the Carve Out or any other funds may be used by any Committee during the Challenge Period to investigate (but not to prosecute, litigate, commence or support any Challenge, or prepare any complaint or motion in respect of any Challenge, including by way of discovery), the Stipulations (the “Investigation Expenses”).

20. Limitation on Charging Expenses. Except to the extent of the Carve Out, no costs or expenses of administration of these Chapter 11 Cases or any Successor Cases (or any future proceedings that may result therefrom) at any time, including, without limitation, any costs and expenses incurred in connection with the preservation, protection, or enhancement of realization by the DIP Lender or the Prepetition Secured Parties of the DIP Collateral or Prepetition Collateral, as applicable, shall be charged against or recovered from the DIP Collateral or Prepetition Collateral, as applicable, whether pursuant to section 506(c) of the Bankruptcy Code or other similar legal or equitable doctrine or otherwise, without the prior written consent of the DIP Lender, the Required Consenting Prepetition Noteholders, and/or the reasonable consent of the Prepetition RCF Lenders, as applicable, and no such consent shall be implied, directly or indirectly, from any other action, inaction, or acquiescence, by the DIP

Lender, the Required Consenting Noteholders, and/or the Prepetition RCF Lenders, as applicable. The Debtors shall irrevocably waive and shall be prohibited from asserting any claim described in this paragraph, under section 506(c) of the Bankruptcy Code or otherwise, for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the DIP Lender, the Prepetition Noteholders, and/or the Prepetition RCF Lenders, as applicable, upon the DIP Collateral or Prepetition Collateral as applicable.

21. No Marshaling; Section 552(b) Waiver. The DIP Lender and/or Prepetition Secured Parties, as applicable may exercise all remedies available under this (i) DIP Term Sheet, (ii) DIP Loan Documents, (iii) Prepetition 2025 Notes, (iv) Prepetition 2028 Notes, and (v) Prepetition RCF, as applicable, without any requirement first to look to exercise any of its or their rights against any particular collateral or party or to exhaust any remedies available to it or the against any particular collateral or party or to resort to any other source or means of obtaining payment of any of such obligations or to elect any other remedy, but subject in all respects to the terms of this Final Order (including, but not limited to paragraphs 7 and 16 hereof and the lien and claim priorities set forth herein). In no event shall any of the DIP Lender or the Prepetition Secured Parties, as applicable be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to the DIP Collateral, the DIP Obligations, the Adequate Protection Collateral, the Adequate Protection Obligations, the Prepetition Collateral, or the Prepetition Secured Obligations, and all proceeds of DIP Collateral and/or Prepetition Collateral, shall be received and applied in accordance with the terms of this Final Order (including, but not limited to, paragraphs 7 and 16 hereof and the lien and claim priorities set forth herein) and the Prepetition Debt Documents, as applicable. In no event shall the “equities of the case” exception in section 552(b) of the Bankruptcy Code apply to the secured claims of the Prepetition Secured Parties.

22. The Debtors and their estates shall be deemed to have irrevocably waived and have agreed not to assert any claim or right under sections 552 or 726 of the Bankruptcy Code to avoid the imposition of the liens of the DIP Lender and/or the Prepetition Secured

Parties on any property acquired by any of the Debtors or any of their estates or to seek to surcharge any costs or expenses incurred in connection with the preservation, protection or enhancement of, or realization by, the DIP Lender and/or the Prepetition Secured Parties upon the DIP Collateral and/or the Prepetition Collateral.

23. Right to Credit Bid. The DIP Lender and the Prepetition Secured Parties shall have the unqualified right to credit bid for all or any portion of the DIP Collateral or the Prepetition Collateral, as applicable, up to the full amount of any DIP Obligations, Prepetition Secured Obligations, and Adequate Protection Obligations, as applicable and subject in all respects to the lien and claim priorities set forth herein, in the sale of any of the DIP Loan Parties’ assets, whether in a sale under or pursuant to section 363 of the Bankruptcy Code, a Chapter 11 plan subject to confirmation under section 1129(b)(2)(A) of the Bankruptcy Code, a sale or disposition by a chapter 7 trustee for any of the Debtors under section 725 of the Bankruptcy Code, or otherwise. The DIP Lender and the Prepetition Secured Parties shall have the absolute right to assign, transfer, sell, or otherwise dispose of their respective rights to credit bid (subject to this Final Order) to any acquisition vehicle formed in connection with such bid or other designee.

24. Binding Effect; Successors and Assigns. Subject to paragraph 19 of this Final Order, the DIP Documents and this Final Order, including all findings and conclusions of law herein, are immediately binding upon all parties-in-interest in these Chapter 11 Cases and any Successor Cases, including without limitation, the DIP Lender, the Prepetition Secured Parties, any Committee or any other statutory or non-statutory committee appointed or formed in these Chapter 11 Cases and any Successor Cases, and their respective successors and assigns (including any chapter 11 trustee or chapter 7 trustee or examiner appointed or elected in these Chapter 11 Cases or any Successor Cases, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors), and inure to the benefit of each of the Debtors, the DIP Lender, the Prepetition Secured Parties and their respective successors and assigns; provided, however, that, for the avoidance of doubt, the DIP Lender and the Prepetition Secured Parties shall have no obligation to make any loan, permit the use of DIP Collateral or Prepetition Collateral (including Cash Collateral) or extend any financing to any chapter 11 trustee or chapter 7 trustee or similar responsible person appointed for the estate of any Debtor in these Chapter 11 Cases or any Successor Cases.

25. No Modification of Final Order.

a. The DIP Loan Parties irrevocably waive the right to seek, and shall not seek or consent to, directly or indirectly: (i) without the prior written consent of the DIP Lender (unless and until the DIP Obligations have been Paid in Full), (A) any modification, stay, vacatur or amendment to this Final Order, (B) the allowance of any claim against any Debtor in these Chapter 11 Cases or any Successor Cases equal or senior to the DIP Superpriority Claims (other than the Carve Out, the Prepetition Secured Claims, and the Adequate Protection Claims), (C) the grant of any lien or security interest on any DIP Collateral with priority equal to or superior to the DIP Liens (other than the Carve Out, the Prepetition Secured Liens, and the Adequate Protection Liens), except as expressly permitted hereunder or under the DIP Documents, or (D) the entry of any order authorizing the use of DIP Collateral that is inconsistent with this Final Order, or (ii) without the prior written consent of the Required Consenting Noteholders and the reasonable consent of the Prepetition RCF Agent, (A) any modification, stay, vacatur or amendment to this Final Order, (B) the allowance of any claim against any Debtor in these Chapter 11 Cases or any Successor Cases equal or senior to the Prepetition Secured Claims or the Adequate Protection Claims (other than the Carve Out), (C) the grant of any lien or security interest on any Prepetition Collateral with priority equal to or superior to the Prepetition Secured Liens or the Adequate Protection Liens, or (D) the entry of any order authorizing the use of Prepetition Collateral (including Cash Collateral) that is inconsistent with this Final Order.

b. If the Debtors, any trustee, any examiner with expanded powers, or any responsible officer subsequently appointed in these Chapter 11 Cases or any Successor

Cases shall obtain credit or incur debt pursuant to sections 364(b), 364(c), or 364(d) of the Bankruptcy Code in violation of the DIP Documents or this Final Order at any time prior to the Payment In Full of (i) all DIP Obligations and the termination of the DIP Lender’s obligation to extend credit under the DIP Facility, and (ii) all Prepetition Secured Obligations and Adequate Protection Obligations, including, in each case, subsequent to the confirmation of any plan with respect to any or all of the Debtors (if applicable), then all the cash proceeds derived from such credit or debt shall immediately be turned over to the applicable Prepetition Secured Parties prior to the Payment in Full of the Prepetition Secured Obligations and Adequate Protection Obligations, and thereafter to the DIP Lender, to be applied in accordance with this Final Order and the DIP Documents.

26. Preservation of Rights Granted Under Final Order.

a. Senior to Other Liens and Claims. Other than the Carve Out and the Permitted Prior Liens, or as otherwise set forth in this Final Order, no claim (including any intercompany claim) or lien having a priority superior to or pari passu with the Prepetition Secured Liens, the Adequate Protection Liens or the DIP Liens, as applicable, shall be permitted while any of the Prepetition Secured Obligations, Adequate Protection Obligations or DIP Obligations remain outstanding, and, except as otherwise expressly provided in this Final Order, (i) the Prepetition Secured Claims, the Adequate Protection Claims and the DIP Superpriority Claims shall not be subject or junior to any intercompany or affiliate claims of the Debtors; and (ii) the Prepetition Secured Liens, the Adequate Protection Liens and the DIP Liens shall not be: (A) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code; (B) other than as provided in this Final Order, the DIP Term Sheet and the DIP Documents, subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise; (C) subordinated to or made pari passu with any liens arising after the Petition Date, including any liens or security interests granted in favor of any federal, state, municipal, or other governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors; or (D) subject or junior to any intercompany or affiliate liens or security interests of the Debtors.

b. Dismissal/Conversion. Notwithstanding any order that may be entered dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or converting any of these Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code: (A) all of the claims, liens and security interests, rights, priorities, privileges, remedies, benefits and protections granted to the DIP Lender and the Prepetition Secured Parties hereunder and under the DIP Documents (including, without limitation, the DIP Obligations and the Adequate Protection Obligations), shall continue in full force and effect and shall maintain their priorities as provided in this Final Order until Paid in Full, pursuant to the priorities set forth in this Final Order and the DIP Documents, and all such claims, liens and security interests, rights, priorities, privileges, remedies, benefits and protections shall, notwithstanding such dismissal or conversion, remain unaffected and shall remain binding on all parties in interest (and any such order shall, in accordance with sections 105 and 349 of the Bankruptcy Code, so provide), and (B) this Court shall retain jurisdiction, notwithstanding such dismissal or conversion, for the purposes of enforcing all such claims, liens and security interests, rights, priorities, privileges, remedies, benefits and protections granted to the DIP Lender and the Prepetition Secured Parties hereunder and under the DIP Documents.

c. Reversal/Modification. Based on the findings set forth in this Final Order and the record in these Chapter 11 Cases, and in accordance with section 364(e) of the Bankruptcy Code, in the event that any or all of the provisions of this Final Order or the DIP Documents are hereafter reversed, modified, vacated or stayed by a subsequent judgment or order of this Court or any other court, any such reversal, stay, modification or vacatur shall not affect (i) the validity or enforceability of advances previously made hereunder or under the DIP Documents by the DIP Lender to the Debtors, (ii) the validity or enforceability of any obligation, indebtedness or liability incurred under this Final Order or the DIP Documents (including, without limitation, the DIP Obligations and the Adequate Protection Obligations) by the DIP

Loan Parties to the DIP Lender and the Prepetition Secured Parties, (iii) the validity, enforceability, or perfection of any of the claims, liens, security interests, rights, privileges or benefits granted hereunder or under the DIP Documents to the DIP Lender and the Prepetition Secured Parties, or (iv) the payment of any fees, costs, expenses or other amounts to the DIP Lender and the Prepetition Secured Parties under this Final Order and the DIP Documents, in each case, prior to the actual receipt of written notice by the DIP Lender and the Prepetition Secured Parties of the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification or vacatur, the claims, liens, security interests, rights, privileges, remedies and benefits set forth in the Final Order shall be governed in all respects by the original provisions of this Final Order and the DIP Documents.

d. Survival. Except as expressly provided in this Final Order, until all of the DIP Obligations and the Adequate Protection Claims have been Paid in Full in accordance with the priorities set forth herein (unless the DIP Lender has otherwise agreed in writing in respect of the DIP Obligations and/or the requisite Prepetition Secured Parties have otherwise agreed in writing in respect of the Adequate Protection Claims), all claims, liens and security interests, rights, priorities, privileges, remedies, benefits, and protections granted to the DIP Lender and the Prepetition Secured Parties under this Final Order and the DIP Documents shall survive and shall not be modified, impaired, or discharged by: (i) the entry of an order confirming any chapter 11 plan in any of these Chapter 11 Cases (and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors hereby waive any discharge as to any remaining DIP Obligations or Adequate Protection Claims), (ii) the entry of an order converting any or all of these Chapter 11 Cases to a case (or cases) under chapter 7 of the Bankruptcy Code, dismissing any or all of these Chapter 11 Cases or terminating the joint administration of these Chapter 11 Cases or by any other act or omission, or (iii) the entry of an order approving the sale or disposition of any DIP Collateral (except to the extent expressly permitted in the DIP Documents).

27. Master Proof of Claim. The DIP Lender and the Prepetition Secured Parties shall not be required to file proofs of claim in any of these Chapter 11 Cases or any of the Successor Cases in order to assert claims for payment of the DIP Obligations, the Adequate Protection Claims or the Prepetition Secured Obligations. The Stipulations, acknowledgments and provisions of this Final Order, together with the evidence accompanying the DIP Motions and presented at the DIP Hearings, are deemed sufficient and constitute timely filed proofs of claim in respect of such claims arising under the DIP Documents, the Prepetition Documents, and this Final Order against each of the applicable Debtors.

28. Limitations of Liability.

a. Nothing in this Final Order, the DIP Documents or any documents related thereto shall in any way be construed or interpreted to impose or allow the imposition upon any of the DIP Lender or any of the Prepetition Secured Parties of any liability for any claim arising from, in connection with or related to the prepetition or postpetition activities of the DIP Loan Parties or their respective affiliates (as defined in section 101(2) of the Bankruptcy Code) in the operation of their businesses, their restructuring efforts or the administration of these Chapter 11 Cases

33. Releases.

a. Releases by DIP Loan Parties. Each of the DIP Loan Parties and their estates, on their own behalf and on behalf of their predecessors, successors and assigns, hereby stipulate and agree that they absolutely, unconditionally and irrevocably release and forever discharge and acquit the DIP Lender, the Prepetition Secured Parties, the Indemnified Parties (as defined in the DIP Term Sheet), and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, predecessors and predecessors in interest, each solely in their capacities as such (in each case, in their capacities as such) (collectively, “Representatives”) from any and all obligations and liabilities to the DIP Loan Parties (and their successors and assigns) and from any and all claims, counterclaims, cross-claims, demands, defenses, objections, challenges, offsets or setoff, debts, accounts, contracts, liabilities, remedies, suits, controversies, actions, causes of action, losses, damages, indemnities, reimbursement obligations, attorneys’ fees, costs, expenses or judgments, of every kind or nature whatsoever, whether matured or unmatured, known or unknown, asserted or unasserted, suspected or unsuspected, foreseen or unforeseen, accrued or unaccrued, liquidated or unliquidated, fixed or contingent, pending or threatened, arising in law or equity, upon contract or tort, under the Bankruptcy Code, any state or federal common law, statute, rule, regulation or otherwise, including, without limitation, any claim or cause of action seeking (i) any so-called lender liability, (ii) any and all claims arising under the Bankruptcy Code, whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), or otherwise, (iii) reduction, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge or recovery, in each case, that may be asserted by any of the DIP Loan Parties, their respective estates, predecessors, successors and assigns, in each case, against the DIP Lender, the Prepetition Secured Parties or their respective Representatives for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time prior to the date of this Final Order, in connection with, arising under or related to this Final Order, the DIP Facility, the DIP Liens, the DIP Obligations, the DIP Collateral, the Prepetition Collateral, the Prepetition Secured Liens, the Prepetition Secured Obligations, Prepetition Debt Documents, the transactions contemplated thereunder or hereunder, or the negotiation thereof or hereof, including, without limitation, any claim or cause action with respect to the validity, enforceability, priority, scope, extent or perfection of the DIP Liens, the DIP Obligations, the DIP Documents, the Prepetition Secured Liens, the Prepetition Secured Obligations, or the Prepetition Debt Documents; provided that the releases set forth in this section shall not release any claims against the DIP Lender, the Prepetition Secured Parties and their respective Representatives from liabilities that a court of competent jurisdiction determines results from the bad faith, fraud, gross negligence or willful misconduct of such releases. In addition, notwithstanding anything to the contrary set forth herein, upon the repayment of all DIP Obligations owed to the DIP Lender by the Debtors and termination of the rights and obligations arising under the DIP Documents (which payment and termination shall be on terms and conditions acceptable to the DIP Lender), the DIP Lender shall be released from any and all obligations, liabilities, actions, duties, responsibilities and causes of action arising or occurring, on or prior to the date of such; provided, however, subject to the occurrence of the Closing Date, nothing contained in the foregoing shall release the DIP Lender from its obligations under the DIP Facility from and after the date hereof.

b. Releases by 2025 Notes Secured Parties and 2028 Notes Secured Parties. Each of the 2025 Note Secured Parties and 2028 Note Secured Parties, on their own behalf and on behalf of their predecessors, successors and assigns, hereby stipulate and agree that they absolutely and unconditionally release and forever and irrevocably discharge and acquit the DIP Lender and each of its respective Representatives from any and all obligations and liabilities to the 2025 Notes Secured Parties or the 2028 Notes Secured Parties (and their affiliates, successors, and assigns), as applicable, and from any and all claims, counterclaims, demands, debts, accounts, contracts, disputes, liabilities, liens, allegations, suits, controversies, proceedings, actions and causes of action arising prior to the Petition Date of any kind, nature or description, whether known or unknown, foreseen or unforeseen, matured or unmatured, direct or indirect, or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or regulation or otherwise, arising out of or related to (as applicable) this Final Order, the DIP Facility, the DIP Liens, the DIP Obligations, the DIP Collateral, the transactions contemplated thereunder or hereunder, or the negotiation thereof or hereof, including, without limitation, any claim or cause action with respect to the validity, enforceability, priority, scope, extent or perfection of the DIP Liens, the DIP Obligations or the DIP Documents, in each case that the 2025 Note Secured Parties or 2028 Notes Secured Parties at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the DIP Lender, its assigns and each of their respective Representatives for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Final Order; provided that the releases set forth in this section shall not release any claims against the DIP Lender and its respective Representatives from liabilities that a court of competent jurisdiction determines results from the bad faith, fraud, gross negligence or willful misconduct of such releases; provided further, that nothing contained in the foregoing shall release the DIP Lender, its assigns or any of their Representatives from their respective obligations under the DIP Facility or this Final Order from and after the date hereof or release the DIP Lender, its assigns or any of their Representatives from claims or causes of action arising from any breach of the DIP Facility or this Final Order.

c. Releases by the Prepetition RCF Agent and the Prepetition RCF Lenders. Each of the Prepetition RCF Lenders and the Prepetition RCF Agent, on their own behalf and on behalf of their predecessors, successors and assigns, hereby stipulate and agree that they absolutely and unconditionally release and forever and irrevocably discharge and acquit the DIP Lender, its assigns and each of their respective Representatives from any and all obligations and liabilities to the Prepetition RCF Agent and the Prepetition RCF Lenders (and their affiliates, successors, and assigns) and from any and all claims, counterclaims, demands, debts, accounts, contracts, disputes, liabilities, liens, allegations, suits, controversies, proceedings, actions and causes of action arising prior to the Petition Date of any kind, nature or description, whether known or unknown, foreseen or unforeseen, matured or unmatured, direct or indirect, or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or regulation or otherwise, arising out of or related to (as applicable) this Final Order, the DIP Facility, the DIP Liens, the DIP Obligations, the DIP Collateral, the transactions contemplated thereunder or hereunder, or the negotiation thereof or hereof, including, without limitation, any claim or cause action with respect to the validity, enforceability, priority, scope, extent or perfection of the DIP Liens, the DIP Obligations or the DIP Documents, in each case that the Prepetition RCF Lenders and the Prepetition RCF Agent at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the DIP Lender, its assigns and each of their respective Representatives for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Final Order; provided that the releases set forth in this section shall not release any claims against the DIP Lender and its respective Representatives from liabilities that a court of competent jurisdiction determines results from the bad faith, fraud, gross negligence or willful misconduct of such releases; provided further, that nothing contained in the foregoing shall release the DIP Lender, its assigns or any of their Representatives from their respective obligations under the DIP Facility or this Final Order from and after the date hereof or release the DIP Lender, its assigns or any of their Representatives from claims or causes of action arising from any breach of the DIP Facility or this Final Order.

34. Payments Free and Clear. Any and all payments or proceeds required to be remitted to on or on behalf of the DIP Lender or the Prepetition Secured Parties pursuant to the DIP Orders or any subsequent order of this Court shall be irrevocable, and shall be received free and clear of any claim, charge, assessment or other liability, including without limitation, any claim or charge arising out of or based on, directly or indirectly, section 506(c) of the Bankruptcy Code (whether asserted or assessed by, through or on behalf of the DIP Loan Parties), section 552(b) of the Bankruptcy Code or otherwise.

35. Joint and Several Liability. Nothing in this Final Order shall be construed to constitute or authorize a substantive consolidation of any of the DIP Loan Parties’ estates, it being understood, however, that the DIP Loan Parties shall be jointly and severally liable for all obligations (including all DIP Obligations and all Adequate Protection Obligations) under this Final Order and the DIP Documents.

36. Third Party Beneficiary. Except as expressly set forth herein, no rights are created hereunder for the benefit of any third party, any creditor, equity holder, or any direct, indirect or incidental beneficiary.

37. Final Order Controls. In the event of any conflict or inconsistency between or among the terms or provisions of this Final Order and any of the DIP Documents, unless such term or provision in this Final Order is phrased in terms of “defined in” or “as set forth in” the DIP Term Sheet or DIP Documents, or in the event of any conflict or inconsistency between the terms of this Final Order and any other order of the Court, the terms and provisions of this Final Order shall govern and control. Notwithstanding anything contained in any other order entered by this Court to the contrary, any payment made pursuant to, or authorization contained in, any other order entered by this Court shall be consistent with and subject to the requirements set forth in this Final Order and the DIP Documents, including, without limitation, the Approved Budget (subject to Permitted Variances).

38. Effectiveness. This Final Order constitutes findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052 and takes effect and is fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9014, any Local Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Final Order is immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Final Order.

39. Bankruptcy Rules. The requirements of Bankruptcy Rules 4001, 6003, and 6004, in each case to the extent applicable, are satisfied by the contents of the DIP Motions.

40. Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Final Order. When used in this Final Order, the word “including” shall not imply limitation.

41. Necessary Action. The DIP Loan Parties, the DIP Lender and the Prepetition Secured Parties are authorized to take any and all such actions as are necessary, required or appropriate to implement and effectuate the terms of this Final Order, the DIP Documents and the transactions contemplated hereunder and thereunder.

42. Retention of Jurisdiction. The Court retains jurisdiction to hear, determine and enforce the terms of any and all matters arising from or related to the DIP Facility, the DIP Documents and this Final Order, and the Court’s jurisdiction shall survive confirmation and consummation of any Chapter 11 plan for any of the Debtors notwithstanding the terms or provisions of any such Chapter 11 plan or any order confirming any such Chapter 11 plan.

Signed: November 29, 2023	/s/ Christopher Lopez
Christopher Lopez
United States Bankruptcy Judge

Exhibit A

DIP Term Sheet

SUMMARY OF PROPOSED TERMS AND CONDITIONS

FOR DIP FINANCING AND USE OF CASH COLLATERAL

Akumin, Inc. et al.,

as Debtors and Debtors-in-Possession

November 20, 2023

This amended term sheet (“DIP Term Sheet”), is a summary of the terms pursuant to which, subject to certain conditions set forth herein, (i) the DIP Lender (as defined below) agrees to provide debtor in possession financing to Akumin Inc., a Delaware corporation (“Akumin”) and its affiliates (together with Akumin, collectively, the “Debtors”), (ii) the Required Consenting Noteholders (as defined below), and (iii) the Consenting RCF Lenders (as defined below) consenting to the use of the Cash Collateral (as defined below), in each case, being utilized in connection with the Cases (as defined below). The consummation of such financing is subject to authorization and approval by the Bankruptcy Court and the terms and conditions set forth in this DIP Term Sheet, upon execution by the parties.

This DIP Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients. It is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and all other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

DIP Borrower:

Akumin as debtor and debtor in possession (the “DIP Borrower”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the jointly administered cases of the DIP Borrower and certain of its subsidiaries (collectively, the “Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), commenced on the date the Debtors file their Chapter 11 petitions (the “Petition Date”).

DIP Guarantors:

All obligations under the DIP Facility (as defined below), this DIP Term Sheet, and the DIP Documents (as defined below) will be unconditionally guaranteed by the Debtors (other than the DIP Borrower) (such parties, the “DIP Guarantors”).

DIP Lender:

Stonepeak Magnet Holdings LP (“Stonepeak”), in its capacity as lender under the DIP Facility (defined below) (the “DIP Lender”).

DIP Lender shall be permitted to freely assign to any of its affiliates the DIP Facility Loans (including after the Final Order (defined below)), without consent or restrictions.

DIP Facility:

The DIP Lender will provide to the DIP Borrower a junior secured debtor-in-possession credit facility (the “DIP Facility”) consisting of a delayed draw term loan facility in the aggregate maximum principal amount of up to $130 million (the “DIP Facility Commitment”), and the loans made under the DIP Facility (including through the payment of in-kind interest), the “DIP Facility Loans”).

The DIP Facility, in an amount up to $75 million, will be made available to the DIP Borrower following the entry of the Interim Order (defined below) and satisfaction of the conditions precedents below. The undrawn amounts of the DIP Facility Commitment will be made available to the DIP Borrower following the entry of the Final Order and satisfaction of conditions precedents below.

Pending the entry of the Final Order, the DIP Lender shall be afforded all of the protections contained in the Interim Order.

The DIP Documents[1] shall (a) contain customary terms for debtor-in-possession financing transactions of this type, including, without limitation, those terms set forth in this DIP Term Sheet and (b) shall be acceptable in form and substance to the DIP Lender in all respects and subject to the consent rights set forth in the Restructuring Support Agreement.[2]

DIP Order

The DIP Facility (as defined herein) shall include all terms set forth in the proposed Interim Order attached to the Restructuring Support Agreement, including, but not limited to those concerning collateral, lien and claim priority, adequate protection, and releases. In the event of a conflict between this DIP Term Sheet and any of the Financing Orders (as defined below), the Financing Orders shall control.

DIP Facility Interest Rate:	The DIP Facility Loans shall accrue interest at 8.00% per annum payable in kind.

[1]

“DIP Documents” means, collectively, the Financing Orders, the DIP Facility Loans, the DIP Credit Agreement (if any), and related security agreements and other documents required or requested by the DIP Lender to be executed or delivered by or in connection with the DIP Facility, each of which shall be acceptable in form and substance to the DIP Lender.

[2]

“Restructuring Support Agreement” shall refer to that certain Restructuring Support Agreement, dated as of October 20, 2023, by and among Akumin and the parties thereto. For the avoidance of doubt, nothing herein shall modify, limit or otherwise impair the consent rights of the parties thereto and such consent rights shall be applicable notwithstanding whether such consent rights are referenced herein.

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Closing Date:

The first business date on which the DIP Conditions Precedent below shall have been satisfied and the making of the DIP Facility Loans shall have occurred (the “Closing Date”), which is expected to be within three (3) business day of entry of the Interim Order.

DIP Conditions Precedent:

The closing of the DIP Facility shall be subject to the satisfaction of the following conditions precedent:

i.   no later than 2 days prior to the Petition Date, the DIP Lender shall have received a cash forecast for the period from the Petition Date through the Scheduled Maturity Date (as defined below) setting forth projected cash flows and disbursements (including, without limitation, professional fees and capital expenditures, in each case, as separate line items), in form and substance acceptable to the DIP Lender in its sole and exclusive discretion (the “Initial Approved Budget”, and any subsequent approved budget by the DIP Lender, the “Approved Budget”);

ii.  the Debtors shall have provided the DIP Lender with a copy of the “first day” motions, including the cash management motion, and proposed orders to be filed with the Bankruptcy Court in connection with the commencement of the Cases;

iii.   orders (including interim orders) approving all “first day” motions substantially on the terms required therein, other than the Interim Order (as defined below) shall have been entered (including without limitation the cash management order), and shall be in form and substance reasonably acceptable to the DIP Lender;

iv.   the Restructuring Support Agreement shall be in full force and effect;

v.  an interim debtor-in-possession financing order, substantially on the terms contemplated in this DIP Term Sheet (and otherwise acceptable to the DIP Lender) (the “Interim Order”), shall have been entered by the Bankruptcy Court within two (2) business days following the Petition Date and shall not have been vacated, reversed or stayed, appealed, or modified or amended without the prior written consent of the DIP Lender;

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vi.   the absence of a material adverse change, or any event or occurrence, other than the commencement of the Cases, which could reasonably be expected to result in a material adverse change, in (i) the business, operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower and its respective subsidiaries, taken as a whole, since the Petition Date, (ii) the ability of the Borrower or the Guarantors to perform their respective obligations under the DIP Term Sheet or (iii) the ability of the DIP Lender to enforce the DIP Term Sheet or DIP Documents in accordance with the terms thereof and any Financing Orders (any of the foregoing being a “Material Adverse Change”); and

vii.  such other deliverables as the DIP Lender may reasonably require.

Conditions Precedent to All Credit Extensions:

The obligations of the DIP Lender to make any DIP Facility Loan will be subject to the following conditions precedent:

i.   (a) the Interim Order shall have been entered and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay and (b) a final order, substantially on the terms contemplated by this DIP Term Sheet and in form and substance acceptable to the DIP Lender (the “Final Order” and, together with the Interim Order, collectively, the “Financing Orders”) shall have been entered and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay;

ii.  Following entry of the Final Order, a definitive credit agreement (the “DIP Credit Agreement”) and related security agreement(s) and guarantees, security documents, and other agreements, instruments and documents, if any, in each case if reasonably requested by the DIP Lender (collectively, and together with the DIP Credit Agreement, the “DIP Documents”) shall have been executed and delivered by the Debtors to the DIP Lender, in form and substance acceptable to the DIP Lender;

iii.   the DIP Borrower shall be in compliance with the terms of the Interim Order or the Final Order, as applicable;

iv.   the Debtor shall have provided a certificate confirming

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that all of the representations and warranties of the Debtors in this DIP Term Sheet or the DIP Documents, as applicable, remain true and correct, unless otherwise agreed by the DIP Lender;

v.  all security and collateral documents (as necessary and to be mutually agreed) evidencing or perfecting the DIP Lender’s liens and security interests on the DIP Collateral shall be executed in form and substance reasonably acceptable to the DIP Lender; and

vi.   there shall be no defaults or Events of Default under this DIP Term Sheet or the DIP Documents, as applicable, or any defaults or Events of Default shall have been waived by the DIP Lender or cured pursuant to the terms thereof.

Milestones:

As may be extended by DIP Lender as a result of the Bankruptcy Court’s availability, each of the Debtors will agree to comply with the milestones set forth in the Restructuring Support Agreement (the “Milestones”).

Representations and Warranties:

Upon the funding of the DIP Facility Loans, the Debtors shall be deemed to have made the representations and warranties set forth in Article VI (other than Sections 6.05 and 6.14) of the Prepetition Revolving Credit Agreement, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date therein shall be required to be true and correct in all material respects as of the date of the entry of the Interim Order) and the representations and warranties set forth below:

i.   the applicable Financing Orders remain in full force and effect and have not been vacated, stayed, reversed, modified or amended without the prior written consent of the DIP Lender; and

ii.  the Debtors have not failed to disclose any material assumptions with respect to the Approved Budget and affirm the reasonableness of the assumptions in the Approved Budget in all material respects.

Prepayments:	There shall be no prepayments of the DIP Facility other than as may be set forth in the Interim Order.

Variance Covenant; Other	Beginning on the Thursday following the first two full weeks

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Financial Covenants:

after the Petition Date (the “Initial Reporting Date”), and on each Thursday thereafter (collectively with the Initial Reporting Date, each a “Reporting Date”), the Debtors shall deliver to the DIP Lender, the Ad Hoc Group, and the RCF Lenders, in a form consistent with the form of the Approved Budget, a variance report describing in reasonable detail, by line item, (i) the actual disbursements of the Debtors and actual receipts during the applicable Testing Period (as defined below); and (ii) any variance (whether positive or negative, expressed as a percentage) between the actual receipts or disbursements, as applicable, during such Testing Period against the estimated receipts or disbursements, as applicable, for the applicable Testing Period, as set forth in the applicable Approved Budget (a “Variance Report”).

As used herein, “Testing Period” shall mean the one week period ending on the Sunday immediately preceding the applicable Reporting Date. The last day of each Testing Period shall be a “Testing Date”).

As of any applicable Testing Date:

1.  Cash receipts may have a negative variance from the Approved Budget by no more than the following: (a) 15% for the Testing Dates ending on or prior to November 5, 2023 and (b) 15% for each Testing Date thereafter (the “Cash Receipt Variance”); and

2.  Cash disbursements may have a negative variance from Approved Budget by no more than 10% on an aggregate basis for all disbursement line items (taken together), excluding (a) Debtor’s, Ad Hoc Group’s and Consenting RCF Lenders’ and DIP Lender professional fees and (b) the line items described in (2), above (the “Aggregate Disbursement Variance” and, collectively with the Cash Receipt Variance and Line Item Disbursement Variance, the “Permitted Variances”);

provided, that the Debtors may carry forward favorable variances on a line-item basis from the immediately preceding Testing Period when calculating the Permitted Variances above.

The Debtors shall be deemed to be in compliance with the Approved Budget for all purposes under this DIP Term Sheet and the Financing Orders unless, as of any Testing Date, the Debtors’ actual cash receipts or disbursements vary from the Approved Budget by more than the applicable Permitted

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Variance as measured on any Testing Date (the “Variance Covenant”).

Affirmative Covenants

The Debtors shall perform (i) the affirmative covenants set forth in Article VII of the Prepetition Revolving Credit Agreement other than Sections 7.01, 7.02(a) or (e), and 7.18, in each case, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis and (ii) the affirmative covenants set forth below:

i.   timely deliver, or cause to be delivered, to the DIP Lender, the Approved Budget and Variance Reports;

ii.  maintain proper books and records;

iii.   cooperate, consult with, and provide to the DIP Lender, all such information as required under this DIP Term Sheet or the Financing Orders or as reasonably requested by the DIP Lender, and permit representatives and independent contractors on behalf of the DIP Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants;

iv.   comply in all material respects with the Restructuring Support Agreement;

v.  take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required or requested by the DIP Lender to carry out the provisions of this DIP Term Sheet, the DIP Financing Documents, or the Financing Orders;

vi.   except to the extent contemplated by the Approved Budget or otherwise consented to by the DIP Lender in writing, continue, and cause to be continued, the business of the Debtors, maintain, and cause to be maintained, the Debtors’ existence and material relationships, rights, licenses and privileges, and comply with all material contractual obligations of the Debtors;

vii.  take, or cause to be taken, all appropriate action to

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comply with all laws applicable to the Debtors or the DIP Collateral and all orders, writs, injunctions, decrees and judgments applicable to any Debtor or its business or property, unless failure to comply could not reasonably be expected to result in a Material Adverse Effect on the Debtors’ business; and

viii.  cause the Debtors’ senior management and legal and financial advisors to be available to conduct a telephonic conference at least once every calendar week at reasonable times and upon reasonable prior notice, if requested by the DIP Lender, to discuss the Approved Budget, the Variance Report, the Cases, and the financial condition, performance and business affairs of the Debtors.

Negative Covenants:

The Debtors shall not (without prior written consent of the DIP Lender) cause to be done, do, permit to be done, allow to exist, or agree to do or cause to be done, (a) anything prohibited by the negative covenants set forth in Article VIII of the Prepetition Revolving Credit Agreement and in each case not expressly permitted by clauses (b)(i) – (xi) below, in each case, (x) assuming all dollar baskets, ratio baskets, builder baskets and any related growers had $0 in capacity and (y) as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis or (b) any of the following:

i.   other than liens securing indebtedness required or permitted by this DIP Term Sheet and the Financing Orders, seek to or create, incur, assume or suffer to exist any lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except (a) the Carve Out, (b) liens in connection with the Prepetition Secured Obligations and the Adequate Protection Claims;

ii.  convey, sell, lease, assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation) any of its property, business, or assets, whether now owned or hereafter acquired, other than (a) asset sales approved by an order of the Bankruptcy Court and (b) asset sales in the ordinary course of business and expressly permitted by the Approved Budget or otherwise by the DIP Lender;

iii.   create, incur, assume or permit to exist any indebtedness, other than indebtedness existing as of the

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Petition Date and except as otherwise set forth in the DIP Term Sheet or the Financing Orders;

iv.   amend, modify or compromise any material term or material amount owed under a material real property lease or material contract without the prior written consent of the DIP Lender;

v.  incur or make any expenditure, investment, loan, or other payment without the prior written consent of the DIP Lender, other than in accordance with the Approved Budget, after giving effect to the Permitted Variances;

vi.   create or acquire any ownership interest in any subsidiaries without the prior written consent of the DIP Lender;

vii.  create or permit to exist any other claim which is pari passu with or senior to the claims of the DIP Lender under the DIP Facility, except for the Carveout and except as set forth in this DIP Term Sheet or the Financing Orders;

viii.  modify or alter (a) in any material manner the nature and type of its business or the manner in which such business is conducted or (b) its organizational documents, except as required by the Bankruptcy Court or plan of reorganization consistent with the Restructuring Support Agreement, without the prior written consent of the DIP Lender;

ix.   file or propose any plan of reorganization that is inconsistent with the Restructuring Support Agreement;

x.  make any dividend, distribution, payment to any equity holders, repurchase of equity or other transfer of value to equity holders or enter into any new transactions with any direct or indirect equityholder; and

xi.   make any direct or indirect management retention bonuses or other similar payments without the prior written consent of the DIP Lender.

Events of Default:	“Events of Default” under the DIP Facility shall be the occurrence of any of the following without the advance written consent of the DIP Lender:

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i.   failure to meet any Milestones;

ii.  failure of the Debtors to comply in any material respect with the terms of the applicable Financing Orders;

iii.   the failure of any Debtor to (a) comply with the Variance Covenant, (b) have an Approved Budget; (c) comply in any material respect with any negative covenant or certain other customary affirmative covenants in the DIP Term Sheet or with any other covenant or agreement contained in the Financing Orders or DIP Documents or (d) comply in any material respect with any other covenant or agreement contained in this DIP Term Sheet subject, in each case, to a grace period of 5 days;

iv.   other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget, to the extent authorized by one or more “first day” or other orders reasonably satisfactory to the DIP Lender or the Financing Orders, any Debtor shall make any payment (whether by way of adequate protection or otherwise, other than as set forth in the Financing Orders) of principal or interest or otherwise on account of any prepetition indebtedness or payables;

v.  any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; a Chapter 11 trustee or an examiner (other than a fee examiner) with enlarged powers relating to the operation of the business of any Debtor (powers beyond those expressly set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed, (b) any other superpriority claim or grant of any other lien (including any adequate protection lien) other than as provided for herein which is pari passu with or senior to the claims and liens of the DIP Lender shall be granted in any of the Cases, or (c) the filing of any pleading by any Debtor seeking or otherwise consenting to or supporting any of the matters set forth in clause (a) or clause (b) of this subsection (vi);

vi.   the Bankruptcy Court shall enter one or more orders during the pendency of the Cases granting relief from the automatic stay to the holder or holders of any lien evidencing indebtedness in excess of $1,000,000 to permit foreclosure (or the granting of a deed in lieu of

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foreclosure or the like) on assets of any Debtor;

vii.  the Debtors seek approval from the Bankruptcy Court to obtain additional financing pari passu or senior to the DIP Facility;

viii.  the Debtors’ “exclusive period” under section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates;

ix.   other than the Prepackaged Plan (as defined in the Restructuring Support Agreement), the confirmation of a plan of reorganization or liquidation that does not provide for payment in full in cash of the DIP Facility Loans or such other treatment acceptable to DIP Lender, or any Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation;

x.  any Debtor (A) engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of the DIP Facility or the liens on or security interest in the assets of the Debtors securing the DIP Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing such indebtedness or (B) engages in or supports any investigation or asserts any claims or causes of action (or directly or indirectly support assertion of the same) against the DIP Lender;

xi.   termination of the Restructuring Support Agreement by any of (x) the Debtors, (y) the Consenting Noteholders, and (z) the DIP Lender;

xii.  the entry of an order by the Bankruptcy Court in favor of any statutory committee appointed in these Cases by the U.S. Trustee (each, a “Committee”), any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the DIP Lender, or (ii) avoiding any liens held by the DIP Lender (provided, that the foregoing shall not be deemed to prohibit the investigation by any such committee of any such claims or liens in respect of the Obligations (as defined in the Prepetition Credit Agreement));

xiii.  the allowance of any claim or claims under section 506(c) of the Bankruptcy Code against any of the DIP

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Collateral;

xiv.  the inaccuracy in any material respect of any representation of any Debtor when made or deemed made; and

xv.  entry of an order by the Bankruptcy Court in favor of any Committee, any ad hoc committee, or any other party in interest, (i) granting such party standing to pursue any claims against the DIP Lender, (ii) sustaining an objection to claims of the DIP Lender, or (iii) avoiding any liens held by the DIP Lender.

DIP Claims Treatment:

Unless otherwise provided in accordance with the terms of the Restructuring Support Agreement, the DIP Term Loans shall convert to equity on the effective date of a chapter 11 plan on the same terms as the new money investment to be provided by Stonepeak (the “New Money Investment”) and shall reduce the aggregate principal amount to be invested by Stonepeak as the New Money Investment on a dollar-for-dollar basis.

DIP Facility Amendments:

In order to amend, waive, or modify provisions related to this DIP Term Sheet shall require, at a minimum, the prior written consent of the DIP Lender and the Required Consenting Noteholders (as defined in the Restructuring Support Agreement) and the Threshold Consenting RCF Lenders; provided, further, however, that any amendment that (a) shortens the maturity of the extensions of credit thereunder, (b) increases the aggregate commitments thereunder, or (c) increases the cash rate of interest payable with respect thereto shall require further Court approval.

Fiduciary Duties:

Notwithstanding anything to the contrary in this DIP Term Sheet or the Financing Orders, or any other document, order, or instrument, nothing in the DIP Term Sheet or the Financing Orders shall require the Debtors, the Debtors’ board of directors, or any similar governing body of the Debtors, after consulting with counsel, to take any action or to refrain from taking any action with respect to any alternative financing transaction to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law. To extent of any conflict between this provision and any other provision in this DIP Term Sheet, this provision will control.

Miscellaneous:	This summary of terms and conditions does not purport to summarize all of the conditions, covenants, representations,

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warranties and other provisions that would be contained in definitive credit documentation for the DIP Facility contemplated hereby, all of which shall be acceptable to the DIP Lender.

Governing Law:	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.

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Schedule 1

DIP Budget

Week Ending: Week Num: USD $000’s	11/24/23 Week 1	12/1/23 Week 2	12/8/23 Week 3	12/15/23 Week 4	12/22/23 Week 5	12/29/23 Week 6	1/5/24 Week 7	1/12/24 Week 8	1/19/24 Week 9	9-Week Total
	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.
Receipts
Receipts	$5,972	$7,602	$5,879	$8,660	$10,416	$9,009	$10,216	$10,355	$10,246	$78,355
JV Distributions/Reimbursements	1,500	2,000	471	1,608	2,731	3,977	471	1,608	2,731	17,097

Total Operating Receipts	7,472	9,602	6,350	10,268	13,147	12,986	10,687	11,963	12,977	95,452
Operating Disbursements:
Payroll	(8,544)	(1,282)	(8,521)	(1,197)	(8,694)	(1,197)	(8,711)	(1,197)	(8,711)	(48,056)
Operating Expenses	(1,498)	(12,214)	(7,246)	(3,448)	(4,464)	(5,092)	(3,537)	(3,753)	(4,620)	(45,872)
Equipment Leases/Maintenance	(875)	(2,150)	(2,077)	—	(534)	(375)	(700)	(1,377)	(534)	(8,623)
Facility Leases	(1,392)	(1,630)	—	(722)	(107)	(2,008)	—	(722)	(107)	(6,687)
Taxes	—	(633)	—	—	—	—	(399)	—	—	(1,032)
MedPort Payments	—	(1,085)	—	—	—	—	(1,500)	—	—	(2,585)
Ordinary Course Professionals	—	—	(413)	—	(500)	—	—	—	—	(913)

Total Operating Disbursements	(12,309)	(18,994)	(18,257)	(5,368)	(14,300)	(8,672)	(14,847)	(7,049)	(13,972)	(113,768)

Operating Cash Flow	(4,838)	(9,392)	(11,906)	4,900	(1,152)	4,313	(4,159)	4,914	(995)	(18,316)

Non-Operating Activities
Debt Interest Payment / Fees	—	—	—	—	—	—	—	—	—	—
Capex	—	(1,284)	(795)	—	—	—	—	—	—	(2,079)
Restructuring Professionals	—	—	(200)	—	—	—	(130)	—	—	(330)
Utilities Adequate Assurance	(9)	—	—	—	—	—	—	—	—	(9)
Other Restructuring Costs	—	(229)	—	—	—	—	—	—	—	(229)

Total Restructuring Costs	(9)	(1,513)	(995)	—	—	—	(130)	—	—	(2,647)

Net Cash Flow	$(4,847)	$(10,905)	$(12,901)	$4,900	$(1,152)	$4,313	$(4,289)	$4,914	$(995)	$(20,963)

Unrestricted Cash:
Beginning Book Balance	16,380	11,533	10,628	10,726	15,626	14,474	18,787	14,498	19,412	16,380
Net Cash Flow	(4,847)	(10,905)	(12,901)	4,900	(1,152)	4,313	(4,289)	4,914	(995)	(20,963)
RCF Draw / (Paydown)	—	—	—	—	—	—	—	—	—	—
DIP Term Loan Draw / (Paydown)	—	10,000	13,000	—	—	—	—	—	—	23,000

Ending Book Balance	11,533	10,628	10,726	15,626	14,474	18,787	14,498	19,412	18,417	18,417
DIP Beginning Balance	75,000	75,000	85,000	98,000	98,000	98,000	98,000	98,000	98,000	75,000
DIP Term Loan Draw / (Paydown)	—	10,000	13,000	—	—	—	—	—	—	23,000

DIP Ending Balance	75,000	85,000	98,000	98,000	98,000	98,000	98,000	98,000	98,000	98,000
DIP Availability	—	45,000	32,000	32,000	32,000	32,000	32,000	32,000	32,000	32,000

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